    As filed with the Securities and Exchange Commission on November 22, 2000
                                                      Registration No. -________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         MARINE SHUTTLE OPERATIONS INC.
             (Exact Name of Registrant as Specified in Its Charter)

            NEVADA                          1389                 91-1913992
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                                   -----------
                                 Luramyrveien 29
                             N-4391 Sandnes, Norway
                                  47-51-962-300
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   -----------
                              FRANZ EDER, PRESIDENT
                                 Luramyrveien 29
                             N-4391 Sandnes, Norway
                                  47-51-962-300

       (Name, Address Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   -----------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            LEONARD J. BRESLOW, ESQ.
                              Breslow & Walker, LLP
                        100 Jericho Quadrangle, Suite 230
                             Jericho, New York 11753
                               Tel: (516) 822-6505
                               Fax: (516) 822-6544

                                   -----------
Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offer. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                                   -----------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Proposed
                                                                                        Maximum        Proposed
                                                                        Amount         Offering         Maximum         Amount of
                 Title of Each Class of Securities                       to be         Price Per       Aggregate      Registration
                         to be Registered                             Registered      Security(3)    Offering Price        Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par  value $0.001 per share(1)                            7,000,000       $0.2813        $1,969,100         $520
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par  value $0.001 per share(2)                            4,409,571       $0.2813        $1,240,412         $327
------------------------------------------------------------------------------------------------------------------------------------

Total Registration Fee                                                                                                    $847
------------------------------------------------------------------------------------------------------------------------------------

(1)   Represents shares of common stock which are being offered by us.

(2) Represents shares of common stock which may be sold by selling stockholders. See "Selling Stockholders".

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Represents the average of the high and the low prices of the common stock as quoted on the OTC Bulletin Board on November 17, 2000.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2000

                         MARINE SHUTTLE OPERATIONS INC.

                                11,409,571 Shares

                                  Common Stock

                                   -----------

      We are offering up to an aggregate of 7,000,000 shares of our common stock. The specific number of shares, the public offering price, and other specific terms of sale will be set forth in an accompanying prospectus supplement. We may sell the common stock through underwriters, through dealers, directly to one or more investors, or through agents. See "Plan of Distribution."

      This prospectus also relates to 4,409,571 shares of common stock which may be offered and sold, from time to time, by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders.

      Our common stock currently is quoted on the OTC Bulletin Board under the symbol "ZSUB." On November __, 2000, the last reported sale price of our common stock on the OTC Bulletin Board was $_____ per share.

      See "Risk Factors" commencing on page 6 to read about the risks you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved or these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is             , 2000

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                                   Our Company

      Through our wholly-owned Norwegian subsidiary, Marine Shuttle Operations AS, we are seeking to become a leading player in the market for decommissioning, installing, and transporting offshore oil and gas structures. We are in the development stage, we have not generated any significant revenues from operations, and we do not expect to generate any significant revenues from operations until 2003, at the earliest.

      There are now more than 6,500 offshore oil and gas installations worldwide located on the continental shelf of approximately 53 countries. Many different types of installations exist, each one being uniquely designed based on the characteristics of the installation site, including the water depth, the seabed characteristics, and the reservoir, wave, and current conditions. Of the current installed base of structures, more than 5,800 are fixed steel installations. Situated almost exclusively in shallow water depths (i.e., less than 75 meters) and intermediate water depths (i.e., 75 to 200 meters), fixed steel installations are comprised of two elements:

      o the "topside" which contains the processing, drilling, and accommodation facilities, and

      o the substructure or "jacket" which consists of a lattice-work of steel tubes and can weigh over 30,000 tons with a base dimension of up to 120 meters.

      The balance of the installed base of structures includes:

      o concrete gravity base structures (typically found in shallow and intermediate water depths),

      o various types of floating structures such as tension leg platforms, deep draft caisson vessels, compliant towers, platforms, spars, floating production, storage and offloading systems and vessels (typically situated in deep waters--i.e., more than 200 meters), and

      o subsea structures which include the equipment needed to develop satellite fields and the seabed equipment associated with floating installations.

      We believe that over the next 30 years, most of these structures will have to be decommissioned at a total estimated cost of $20 billion to $40 billion. We also believe that over the next 20 years, approximately $35 billion will be spent on the installation of new structures.

      We initially intend to concentrate our efforts on

      o decommissioning fixed steel structures, primarily the several hundred large steel installations situated in intermediate water depths, and

      o     installing topsides.

      Presently, the decommissioning of fixed steel structures typically is accomplished by cutting the particular structure into many pieces and utilizing crane ships and other support vessels to lift the pieces onto barges or, in some instances, onto the deck of the crane ships themselves. The cutting is necessitated by the limited lifting capabilities of existing crane ships. Theoretically, the largest cranes are capable of lifting objects up to 14,000 tons. Crane capacity, however, decreases as the required outreach and/or upreach of the crane boom increases. Moreover, since the maximum height to which a structure can be lifted is limited to the length of the crane boom, taller structures must be cut into smaller pieces in order to clear the barge deck. As a result, although the cutting and lifting procedure may be adequate for small, shallow water installations, the extensive cutting and lifting required with respect to the larger platforms in deeper waters makes decommissioning such installations using such procedure difficult, dangerous, expensive, and time-consuming.

      Limited crane capacity also affects the topside installation market. Topsides often are installed by transporting the topside to the site on a barge, and using cranes to lift it from the barge onto the structure on which it is to be installed. We believe that many of the topsides we anticipate being installed over the next 20 years will be too large to be lifted by existing cranes, precluding them from being assembled onshore and installed in one piece. Rather, they will have to be fabricated in numerous pieces and assembled at the installation site. This is not ideal since offshore platform assembly can cost up to ten times more than onshore assembly. As an alternative, topside installation can be accomplished by transporting the topside to the site using two vessels aligned in a catamaran-type fashion, floating over the structure on which the topside is to be installed, and lowering the topside onto the structure by flooding the tanks in the transport vessels. The weight of the topsides that can be installed using this "float over" method is limited, however, because of the pitching and heaving of the transport vessels during transport and installation.

      We have designed a vessel, the "Offshore Shuttle," which we believe will be capable of removing and installing most of the largest topsides in one piece, and also will be capable of diving partly below the water surface to remove a complete jacket in one operation. We anticipate that construction of the first Offshore Shuttle will be completed by the first quarter of 2003, at the earliest. Construction of a second Offshore Shuttle is intended to commence after completion and successful testing of the first Offshore Shuttle, and construction of a third Offshore Shuttle is intended to commence one year after the second is ordered.

      Although our initial efforts will be focused on providing decommissioning and installation services, other potential opportunities for the Offshore Shuttle include transporting new or used structures, and supporting structures and vessels during repair or modification work.

      We have formed strategic alliances with Thyssen Krupp Stahlunion GmbH, RC Consultants AS, and Schuller Industrieentsorgung AG to test, develop, manufacture, and commercialize the Offshore Shuttle concept. See "Strategic Alliances."

                                    About Us

      We were incorporated in Nevada in May 1997 under the name Geoteck International, Inc. On May 29, 1998, we changed our name to Marine Shuttle Operations Inc. Our principal executive offices are located at Luramyrveien 29, N-4391 Sandnes, Norway. Our phone number there is 47-51-962300. We can be contacted in the United States at 4410 Montrose Boulevard, Houston, Texas 77006. Our phone number at that location is (713) 529-7498. Our website address is http://www.msoinc.com. The information in our website is not a part of this prospectus. Unless indicated otherwise, all references in this prospectus to "we," "our," and "us" refer to Marine Shuttle Operations Inc. and Marine Shuttle Operations AS.

                                  The Offering

Common Stock offered by us..................................  7,000,000 shares

Common Stock offered by the selling stockholders ...........  4,409,571 shares

Common Stock outstanding prior to the offering..............  43,988,356 shares

Common Stock outstanding after the offering.................  50,988,356 shares

OTC Bulletin Board Symbol...................................  ZSUB

                                  Risk Factors

      An investment in our common stock involves a high degree of risk. You should carefully review and consider the risks discussed under "Risk Factors" as well as the other information set forth in this prospectus before buying our common stock.

                             SUMMARY FINANCIAL DATA

      In the table below, we provide you with summary historical financial data of Marine Shuttle Operations Inc. We have prepared this information using our consolidated financial statements for the periods indicated below. The summary financial data for the years ended December 31, 1999 and 1998 and for the period from May 23, 1997 (inception) through December 31, 1997 are derived from our audited consolidated financial statements. The summary financial data for the nine month periods ended September 30, 2000 and 1999 and for the period May 23, 1997 (inception) through September 30, 2000 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

      Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

      When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our consolidated financial statements included in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                             May 23, 1997
                                             (inception)      Nine months                          Nine months
                                               Through           ended                                ended           Year ended
                                             September 30,    September 30,      Year ended        September 30,      December 31,
                                                 2000             2000        December 31, 1999         1999             1998(1)

Consolidated Statements of Operation Data:
(in thousands, except per share data)

Operating revenues                            $   230,048     $    108,536       $    105,136       $     59,804      $     16,376
Total operating expenses                       18,048,567        5,074,777          7,829,051          5,946,503         4,979,806
Net (loss)                                    (17,326,485)      (4,755,555)        (7,363,850)        (5,689,346)       (5,042,148)
Net (loss) per share, (basic and diluted)                     $      (0.11)      $      (0.22)      $      (0.17)     $      (0.20)

Weighted average number of                                      42,399,799         33,611,545         33,605,996        25,720,000
common shares outstanding
(basic and diluted)

                                                              September 30,                         September 30,
Consolidated Balance Sheet Data:                                  2000         December 31, 1999        1999       December 31, 1998

Working capital (deficit)                                     $ (5,426,239)      $ (2,498,097)      $ (5,184,832)     $ (3,588,380)
Total assets                                                    38,228,948         39,245,995         39,104,403        37,936,227
Notes payable                                                    4,800,000          2,550,000          4,811,167         3,605,390
Total liabilities                                                6,190,037          4,118,442          6,352,886         4,810,551
Minority interest                                                       --            228,826            379,164           555,417
Accumulated deficit                                            (17,326,485)       (12,570,929)       (10,896,425)       (5,207,079)
Shareholders' equity                                            32,038,911         34,898,727         32,372,353        32,570,259

                                             May 23, 1997
                                              (inception)
                                                through
                                              December 31,
                                                  1997
Consolidated Statements of Operation Data:
(in thousands, except per share data)

Operating revenues                            $         --
Total operating expenses                           164,931
Net (loss)                                        (164,931)
Net (loss) per share, (basic and diluted)     $      (0.01)

Weighted average number of                      18,931,982
common shares outstanding
(basic and diluted)

                                              December 31,
Consolidated Balance Sheet Data:                  1997
Working capital (deficit)                     $    (10,931)
Total assets                                         9,015
Notes payable                                           --
Total liabilities                                   19,946
Minority interest                                       --
Accumulated deficit                               (164,931)
Shareholders' equity                               (10,931)

(1) In April 1998,we acquired all of the outstanding stock of Marine Shuttle Operations AS ("MSOAS"). In December 1998, we acquired approximately 68% of the outstanding stock of Offshore Shuttle AS ("OSAS"). OSAS merged with and into MSOAS in September 1999, and we acquired the remaining minority interest in MSOAS in April and June 2000.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully review and consider the risks and uncertainties described below as well as the other information set forth in this prospectus before investing in our common stock. If any of the following risks actually occur, our business, financial condition, or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

We have a limited operating history and no revenues from operations

      We were incorporated in May 1997 to serve as a holding company for one or more unidentified operating subsidiaries. Our limited operating history makes it difficult to evaluate our performance and prospects, and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise. To date, we have no significant assets and we have not generated any revenues from operations. We believe that we will not generate any revenues from operations until 2003, at the earliest. We cannot assure you that significant revenues will ever develop. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business, particularly one that is seeking to develop and commercialize a new product and operate in a competitive environment.

      As of September 30, 2000, we had an accumulated deficit of $17,326,485 and a working capital deficit of $5,426,239. We expect to continue to incur losses through at least 2002, and we cannot assure you that we will achieve profitable operations.

Due to our holding company structure, any funds distributed to us from our subsidiary may be subject to domestic and foreign taxes

      We currently own all of the issued and outstanding capital stock of MSOAS. Based on this ownership structure, any dividends paid to us by MSOAS are subject to Norwegian withholding taxes and U.S. income taxes (which can be offset to the extent of the Norwegian withholding taxes). Thus, the amount of funds that may be distributed by MSOAS to us for working capital, acquisitions, investments, or other purposes will be reduced to the extent such taxes are payable.

We need additional capital to implement our business strategy

      Additional funds are needed to finance our proposed operations. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders may experience dilution and the securities may have rights, preferences and privileges senior to those of the common stock. If capital is raised through a debt financing with financial institutions, we would likely become subject to restrictive covenants relating to its operations and finances.

      In September 1999, the Board of Westdeutsche Landesbank Girozentrale (WestLB) of Dusseldorf, Germany issued its conditional approval to underwrite a U.S. $157.5 million loan facility for the first Offshore Shuttle. The West LB financing is subject to numerous material conditions, none of which have been satisfied. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We cannot assure you that the conditions to the WestLB Financing will be satisfied or, if satisfied, that the WestLB Financing will be consummated on reasonable terms or at all.

      If we are not able to raise a substantial amount of additional capital, we may be required to significantly curtail or cease our proposed activities.

We may lose the rights to the offshore shuttle concept

      The intellectual property rights to the Offshore Shuttle concept were transferred to us by Gunnar Foss and Per Bull Haugs0en, the developers of the Offshore Shuttle concept. We granted Messrs. Foss and Haugs0en a right of first refusal with respect to the transfer of the intellectual property rights. In addition, if we cease to actively engage in activities relating to the Offshore Shuttle concept, then the intellectual property rights will revert back to them. In such event, we would be unable to obtain any value from the future sale or exploitation of the rights. Messrs. Foss and Haugs0en have agreed to relinquish their right of first refusal and their right to have the intellectual property rights transferred back to them, but only if certain conditions are satisfied. These conditions include our receipt of a written commitment for the financing of the first Offshore Shuttle, and our entering into contracts for the design, construction, and fabrication of the first Offshore Shuttle. We cannot assure you that these conditions will be met.

A substantial amount of time will lapse until commercial introduction of the first Offshore Shuttle

      We are in the process of evaluating bids received from a number of construction yards which we believe have the capacity and capability to build an Offshore Shuttle. We cannot assure you that we will be able to negotiate acceptable contract manufacturing arrangements. We anticipate that physical construction of the first Offshore Shuttle will start during the third quarter of 2001, and will be completed by the first quarter of 2003, at the earliest. Construction of a second Offshore Shuttle is intended to commence after completion and successful testing of the first Offshore Shuttle, and construction on a third Offshore Shuttle is intended to commence one year after the second is ordered. We cannot assure you as to the time required to complete construction or that construction will be successfully completed at all.

      We anticipate that each Offshore Shuttle will conduct between two and five commercial operations per year. We do not anticipate generating any revenues until the year 2003, at the earliest. We cannot assure you that our assumptions regarding the number of operations to be performed will prove to be accurate, or that we will ever achieve commercially significant sales. To date, we have not entered into any contracts for the use of our proposed services, and we cannot assure you that any such contracts will materialize. See "Business--Business Strategy."

The Offshore Shuttle may not function as intended

      We cannot assure you that construction of the Offshore Shuttle will be successfully completed or that, if constructed, the Offshore Shuttle will function properly, will be operationally safe and environmentally friendly, or will enable us to provide decommissioning, installation, and transportation services in an effective manner or at all. In addition, we anticipate that the Offshore Shuttle will be equipped with an adjustable lifting frame, and specially-prepared docking connections will be utilized during removal operations. To date, neither the lifting frame nor the docking connections have been completely engineered, and we cannot assure you that such engineering will be successfully completed. If we are unable to engineer the lifting frame and/or the docking connections, it could have a material adverse effect on us. See "Business--The Offshore Shuttle."

We may face intense competition and our technology may become obsolete

      We will face competition from companies that provide decommissioning, installation, and transport services using cranes and barges. In addition, several companies have offered or have proposed solutions for lifting large platforms in one piece. These involve the use of multiple barges, twin-hull tankers, split-hull tankers, and U-shaped semi-submersibles. Competition also may arise from vessels, processes, and/or technologies currently in development, or developed in the future, by other companies. The development by others of new or improved vessels, processes, or technologies may make the services to be marketed by us less competitive or obsolete. Many of our current and potential competitors are likely to have substantially greater financial, managerial, and technical resources than we do. We cannot assure you that we will be able to compete successfully in the marketplace, if at all. See "Business--Competition."

Protection of our proprietary rights may be inadequate

      We have six Norwegian patents regarding various aspects of the Offshore Shuttle design and operations, and numerous patent applications are pending in Norway, the United States, and other countries. We cannot assure you that patents will issue from any of our patent applications or, if issued, as to the range or degree of protection the issued patents will afford. In addition, we cannot assure you that others will not obtain patents claiming aspects similar to those covered by the patent applications or patents, or that such patents, if issued, will not be challenged by third parties, invalidated, rendered unenforceable, or designed around.

      Even if patents are issued from the patent applications and a competitor were to infringe on them, the costs of enforcing the patent rights may be substantial or even prohibitive. We cannot assure you that we will be successful in any action for infringement of our technology. In addition, we cannot assure you that the Offshore Shuttle will not infringe on the patent rights of others, or that patents do not exist or will not be issued in the future that would have an adverse effect on our ability to manufacture or operate the Offshore Shuttle. We are aware of the existence of a Norwegian patent which claims the use of a U-shaped structure designed for removing and/or installing topsides. Based on the opinion of our patent counsel, Bryns Patentkontor A/S, we believe that the Offshore Shuttle will not infringe on this Norwegian patent because, unlike the structure covered by the Norwegian patent, the Offshore Shuttle will not utilize movable transverse beams mounted to its upper beams. We cannot assure you that infringement proceedings will not be brought against us.

      We also may desire or be required to obtain licenses from others in order to further develop, produce, and market the Offshore Shuttle effectively. We cannot assure you that licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying the licenses will be valid and enforceable, or that the proprietary nature of the unpatented technology underlying the licenses will remain proprietary. In addition, we rely on unpatented proprietary know-how and trade secrets, and employ various methods including confidentiality agreements with employees, consultants and marketing partners to protect our trade secrets and know-how. These methods may not afford complete protection and we cannot assure you that others will not independently develop trade secrets and know-how or obtain access to them. See "Business-- Proprietary Protection."

We must maintain and establish strategic alliances and other third party relationships to implement our business strategy

      Our strategy for testing, developing, manufacturing, and commercializing the Offshore Shuttle concept is dependent upon forming strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. We cannot assure you that our arrangements with Thyssen Krupp Stahlunion GmbH, RC Consultants AS, and Schuller Industrieentsorgung AG will be successful. If any of these arrangements are cancelled and/or are unsuccessful, and if we are unable to secure new alliances in their place, there would be a material adverse effect on us. See "Business--Strategic Alliances."

      In addition, our proposed offshore activities may require the use of large tug boats, unloading docks, subsea specialists, marine operators, diving support vessels, and various safety and supply boats. We may seek to form strategic alliances and relationships with third parties who provide these and other services. If we are unable to negotiate acceptable arrangements, or if any of such arrangements are unsuccessful, it could have a material adverse effect on us.

We have no manufacturing facilities

      Physical construction of the first Offshore Shuttle is intended to commence during the third quarter of 2001. However, we do not have the ability to manufacture the Offshore Shuttle. We are in the process of evaluating bids received from a number of construction yards which we believe have the capacity and capability to build an Offshore Shuttle. We cannot assure you that we will be able to negotiate acceptable joint venture or contract manufacturing arrangements, or that any of these arrangements will be successful.

We have limited marketing and sales capabilities

      We have limited marketing and sales capabilities. Thyssen Krupp Stahlunion GmbH has agreed to assist us in our marketing efforts. We cannot assure you that we will be able to effectively market or sell our services through sales representatives, through arrangements with an outside sales force, or through strategic partners. See
"Business--Strategic Alliances--Thyssen Krupp Stahlunion GmbH."

Our services may not be readily accepted by the market

      As with any new technology, there is the risk that the market may not recognize the benefits or the potential applications of the Offshore Shuttle, or any future products or technologies that may be developed by us. Market acceptance of our proposed services will depend, in large part, on our ability to demonstrate to prospective customers the potential advantages of the Offshore Shuttle over other types of vessels and/or technologies performing similar functions. We cannot assure you that we will be successful in marketing our services to the oil and gas industry or other markets, or that the use of the Offshore Shuttle will be embraced by the oil and gas industry or other markets. See "Business--Strategic Alliances."

Our business is subject to factors outside our control

      Our business may be affected by a variety of factors, many of which are outside our control. Factors that may affect our business include:

      o     the success of our marketing campaign;

      o     competition;

      o     our ability to attract qualified personnel;

      o     technical difficulties in building the Offshore Shuttle;

      o the amount and timing of operating costs and capital expenditures necessary to establish our business, operations, and infrastructure;

      o     governmental regulation; and

      o general economic conditions as well as economic conditions specific to the offshore oil and gas industry.

If we offer our proposed services internationally, we will be exposed to numerous risks associates with international operations.

      We intend to market our services in international markets. International operations entail various risks, including:

      o     political instability;

      o     economic instability and recessions;

      o     exposure to currency fluctuations;

      o     difficulties of administering foreign operations generally;

      o     reduced protection for intellectual property rights;

      o     potentially adverse tax consequences; and

      o obligations to comply with a wide variety of foreign laws and other regulatory requirements.

Seasonality, weather conditions, and other factors may affect our business

      Offshore decommissioning and installation activity in the North Sea and the North East Atlantic is highly seasonal, principally as a result of weather conditions. Historically, the greatest demand for offshore decommissioning and installation services in such regions has been during the period from May through September. As a result, we anticipate that a disproportionate amount of our future revenues, if any, will be generated during the second and third quarters of each year. In addition, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters. We may seek to partially offset the anticipated seasonality of our proposed operations by pursuing other potential opportunities such as leasing the Offshore Shuttles to third parties for bridge building, dry docking ships and floating platforms, and other uses. We cannot assure you that such other opportunities, if successful, will result in the anticipated offset of the seasonality of our proposed operations.

      Demand for our proposed services also will be affected by the level of spending by oil and gas companies for decommissioning, installation, and other similar activities. The expenditures are influenced by the price of oil and gas, the discovery rates of new oil and gas reserves in offshore areas, local and international regulations and political and economic conditions, and the oil and gas industry's access to capital.

Our business is dependent upon Franz Eder, our Chairman and President, and our ability to attract and retain other key personnel

      Our success depends to a significant extent upon the services of Franz Eder, our President and Chairman of the Board. Mr. Eder has entered into an employment agreement with us which provides that he shall devote only so much (but not less than 75%) of his professional and business time, attention, and energies to his duties and responsibilities as is reasonable to insure our proper conduct. We do not have, and we have no current plans to obtain, key person life insurance covering Mr. Eder or any of our other executive officers. The loss of Mr. Eder's services could have a material adverse effect on us. See "Business--Employees," and "Management."

      We believe that our future success also will depend on our ability to attract and retain highly-skilled managerial and technical personnel. Competition for such personnel is intense. We compete for such personnel with other companies, academic institutions, governmental entities and other organizations, some of which may have substantially greater capital resources than us. We cannot assure you that we will be successful in attracting and retaining such personnel. See "Business--Employees."

Our proposed operations are inherently risky, and we have no insurance to protect against these risks

      Our proposed operations will be subject to all of the inherent risks of offshore marine activity, including accidents, environmental mishaps, mechanical failures, and vessels colliding, capsizing, grounding, or sinking. These occurrences can result in significant personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, and suspension of our proposed operations. Moreover, litigation arising from any such occurrence may result in us being named as a defendant in lawsuits asserting large claims.

      We intend to obtain insurance against some of these types of risks. We also anticipate that we will be adequately protected by the insurance policies of the companies that utilize our services, and we intend to further limit our risk by capping our liability exposure in our service contracts with these companies. We cannot assure you that the policies of these companies will cover us or, if they do, that the insurance (or the insurance obtained by us, if any) will be sufficient or effective under all circumstances or against all hazards to which we may be subject. In addition, we cannot assure you that any contractual limits on liability will be enforceable or will adequately and effectively limit our liability exposure, or that the companies that use our proposed services will nevertheless seek to be indemnified by us with respect to the losses or damages they suffer or incur.

Governmental and environmental laws and regulations may restrict our business

      Our operations may be subject to and affected by various types of national and international laws and regulations. The technical requirements of the various laws and regulations are complex and stringent, and compliance is often difficult and expensive. We may be required to obtain certain permits, licenses and certificates with respect to our proposed operations and to comply with rigorous safety, workplace, and environmental standards. Moreover, certain of our employees may be covered by laws that operate to make liability limits, if any, established by state workers' compensation laws inapplicable to these employees and permit the employees and their representatives to pursue actions against us for job related injuries with generally no limits on our potential liability.

      Violations of various statutes and regulations that may be applicable to our proposed operations can result in, among other things,

      o     civil penalties,

      o     remediation expenses,

      o     monetary damages,

      o     injunctions,

      o     cease and desist orders, and

      o     criminal penalties.

      Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, because such laws and regulations are changed frequently, it is difficult for us to accurately predict the cost or impact of such laws and regulations on its planned operations. See "Business--Regulations."

Our President currently controls approximately 17% of common stock

      Franz Eder, our President and Chairman of the Board, presently owns 7,600,000 shares of common stock (approximately 17% of the common stock currently outstanding). As such, Mr. Eder will have a significant voice in all matters submitted to stockholders for approval and in our management and affairs. See "Principal Stockholders."

A substantial number of our shares are reserved for issuance

      We have reserved a total of 2,000,000 shares of common stock for issuance upon the exercise of options that may be granted pursuant to our 1998 Stock Option Plan. See "Management--Stock Option Plan." The issuance of options pursuant to the Stock Option Plan may adversely affect our ability to consummate future equity financings. Further, the holders of such options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. The exercise and sale of the common stock underlying the options would have a dilutive effect on our stockholders, and may have a material adverse effect on the market price of the common stock.

We do not intend to pay dividends

      We never have declared or paid dividends, and we do not intend to pay any dividends in the foreseeable future on the common stock. Our earnings, if any, are expected to be retained for use in expanding our business. The payment of dividends is within the discretion of our Board of Directors and will depend upon our earnings, if any, capital requirements, financial condition, and such other factors as are considered to be relevant by our Board of Directors from time to time. See "Dividend Policy."

Three of our directors are also officers of our company, and may have conflicts of interest with us

      Our Board of Directors has the responsibility for fixing the compensation of our employees, including our officers. No independent outside authority reviews or approves the decision of our Board of Directors concerning compensation. Currently, three of the five directors are also officers of our company and, as a result, have a significant voice in setting their own compensation.

Anti-takeover provisions may discourage takeover attempts

      Provisions of the Nevada General Corporation Law could have the effect of delaying or preventing a change of control of our company. See "Description of Securities--Statutory Business Combination Provisions."

There is a limited public market for the common stock; our stock is a "penny stock"

      There is a limited public market for our common stock, and we cannot assure you that a more active public market for the common stock will ever develop or be sustained after this offering. The development of a more active public market for our common stock may be impaired because our common stock currently falls within the definition of a "penny stock." The Securities and Exchange Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for securities authorized for quotation on certain stock exchanges and on the Nasdaq Small Cap Market. For any transaction involving a penny stock, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure also must be made about commissions payable to both the broker-dealer and the registered representative, and about current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As long as our common stock continues to trade below $5.00 per share, the trading market for our common stock could be materially adversely affected.

Our stock price may be volatile

      From time to time, the stock market has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the common stock, like the stock prices of many publicly-traded companies, may prove to be highly volatile. The future market price of our common stock could be significantly impacted by:

      o     future sales of our common stock,

      o announcements of technological innovations for new commercial products by our present or potential competitors,

      o     developments concerning proprietary rights,

      o     adverse litigation,

      o     unfavorable legislation or regulatory decisions,

      o     variations in quarterly operating results, and

      o     other factors outside of our control.

The availability of a substantial number of shares eligible for future sale may adversely affect our stock price

      A substantial number of shares are available for future sale. No prediction can be made as to the effect, if any, that sales of these shares, or even the availability of such shares for sale, will have on the market prices prevailing from time to time. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities. See "Shares Eligible for Future Sale."

                  WARNING REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements, including statements regarding:

      o the WestLB financing and our ability to satisfy the conditions precedent to the West LB financing;

      o the dates on which a contractor will be selected and construction of the Offshore Shuttles will commence and be completed;

      o the ability of the Offshore Shuttle to provide cost effective decommissioning, installation, and transportation services;

      o the adequacy of anticipated sources of funds, including the proceeds from the offering;

      o our ability to obtain additional financing and to attract bids by capable contractors;

      o     market size and demand for our services;

      o     strategic alliances; and

      o     the competitive and regulatory environment.

      These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure you that the results discussed or implied in such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. We undertake no obligation to revise any of these forward-looking statements.

                                 DIVIDEND POLICY

      We have never declared or paid dividends, and we do not intend to pay any dividends in the foreseeable future on shares of our common stock. Our earnings, if any, are expected to be retained for use in expanding our business. The payment of dividends is within the discretion of our Board of Directors and will depend upon our earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by our Board of Directors from time to time.

                                 CAPITALIZATION

      The following sets forth our capitalization as of September 30, 2000. You should read the information provided below together with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                              September 30, 2000

Notes payable (interest rate 7.5%)                                 $  4,800,000

Long term debt (interest rate 9.4%)                                     257,595

Stockholder's equity:

Common Stock, par value $.001 per share;
75,000,000 shares authorized; 43,988,356
issued and outstanding at September 30, 2000                             43,988

Additional paid-in capital                                           50,103,423

Accumulated other comprehensive income (loss)                          (782,015)

Deficit accumulated during the development stage                    (17,326,485)
                                                                   ------------

Total stockholders' equity                                         $ 32,038,911
                                                                   ------------

Total capitalization                                               $ 37,096,506
                                                                   ------------

                           PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the OTC Bulletin Board under the symbol "ZSUB". The following table sets forth for the periods indicated the high and low bid quotations for the common stock as reported on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                        Price Range

                                               High                     Low
                                               ----                     ---
      Year Ended December 31, 2000

      1st Quarter                             $1.625                   $0.62
      2nd Quarter                             $0.9063                  $0.5313
      3rd Quarter                             $                        $

      Year Ended December 31, 1999

      1st Quarter                             $5.0625                  $1.625
      2nd Quarter                             $2                       $1.0625
      3rd Quarter                             $4.25                    $0.875
      4th Quarter                             $1.4375                  $0.6875

      Year Ended December 31, 1998

      1st Quarter                             $5.75                    $3.50
      2nd Quarter                             $7.3125                  $5
      3rd Quarter                             $6.5625                  $3.50
      4th Quarter                             $6.0625                  $4

      As of ________, 2000, there were approximately __ holders of record of our common stock, including record holders which may hold such stock for beneficial owners and which have not been polled to determine the extent of beneficial ownership. On __________, 2000, the last sale price reported on the OTC Bulletin Board for our common stock was $_____ per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      In the table below, we provide you with selected consolidated financial data of Marine Shuttle Operations Inc. We have prepared this information using our consolidated financial statements for the periods indicated below. The selected consolidated financial data for the years ended December 31, 1999 and 1998 and for the period from May 23, 1997 (inception) through December 31, 1997 are derived from our audited consolidated financial statements. The selected consolidated financial data for the nine month periods ended September 30, 2000 and 1999 and for the period May 23, 1997 (inception) through September 30, 2000 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

      Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

      When you read this selected consolidated financial data, it is important that you read along with it the historical financial statements and related notes in our consolidated financial statements included in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                             May 23, 1997
                                             (inception)      Nine months                          Nine months
                                               Through           ended                                ended           Year ended
                                             September 30,    September 30,      Year ended        September 30,      December 31,
                                                 2000             2000        December 31, 1999         1999             1998(1)

Consolidated Statements of Operation Data:
(in thousands, except per share data)

Operating revenues                            $   230,048     $    108,536       $    105,136       $     59,804      $     16,376
Total operating expenses                       18,048,567        5,074,777          7,829,051          5,946,503         4,979,806
Net (loss)                                    (17,326,485)      (4,755,555)        (7,363,850)        (5,689,346)       (5,042,148)
Net (loss) per share, (basic and diluted)                     $      (0.11)      $      (0.22)      $      (0.17)     $      (0.20)

Weighted average number of                                      42,399,799         33,611,545         33,605,996        25,720,000
common shares outstanding
(basic and diluted)

                                                              September 30,                         September 30,
Consolidated Balance Sheet Data:                                  2000         December 31, 1999        1999       December 31, 1998

Working capital (deficit)                                     $ (5,426,239)      $ (2,498,097)      $ (5,184,832)     $ (3,588,380)
Total assets                                                    38,228,948         39,245,995         39,104,403        37,936,227
Notes payable                                                    4,800,000          2,550,000          4,811,167         3,605,390
Total liabilities                                                6,190,037          4,118,442          6,352,886         4,810,551
Minority interest                                                       --            228,826            379,164           555,417
Accumulated deficit                                            (17,326,485)       (12,570,929)       (10,896,425)       (5,207,079)
Shareholders' equity                                            32,038,911         34,898,727         32,372,353        32,570,259

                                             May 23, 1997
                                              (inception)
                                                through
                                              December 31,
                                                  1997
Consolidated Statements of Operation Data:
(in thousands, except per share data)

Operating revenues                            $         --
Total operating expenses                           164,931
Net (loss)                                        (164,931)
Net (loss) per share, (basic and diluted)     $      (0.01)

Weighted average number of                      18,931,982
common shares outstanding
(basic and diluted)

                                              December 31,
Consolidated Balance Sheet Data:                  1997
Working capital (deficit)                     $    (10,931)
Total assets                                         9,015
Notes payable                                           --
Total liabilities                                   19,946
Minority interest                                       --
Accumulated deficit                               (164,931)
Shareholders' equity                               (10,931)

(1) In April 1998, we acquired all of the outstanding stock of Marine Shuttle Operations AS ("MSOAS"). In December 1998, we acquired approximately 68% of the outstanding stock of Offshore Shuttle AS ("OSAS"). OSAS merged with and into MSOAS in September 1999, and we acquired the remaining minority interest in MSOAS in April and June 2000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis in conjunction with the financial statements and notes thereto contained elsewhere in this prospectus. The following information contains forward-looking statements which are subject to risks and uncertainties. If one or more of these risks and uncertainties materialize, actual results may differ from those expressed or implied by the forward-looking statements.

General

      Through our wholly-owned Norwegian subsidiary, Marine Shuttle Operations AS ("MSOAS"), we are seeking to become a leading player in the market for decommissioning, installing, and transporting offshore oil and gas structures.

      We have designed a vessel, the "Offshore Shuttle," which we believe will be capable of lifting most of the largest topsides in one piece and also will be capable of diving partly below the water surface to remove a complete jacket in one operation. We anticipate that construction of the first Offshore Shuttle will be completed by the first quarter of 2003, at the earliest. Construction of a second Offshore Shuttle is intended to commence after completion and successful testing of the first Offshore Shuttle, and construction of a third Offshore Shuttle is intended to commence one year after the second is ordered.

      We were incorporated in Nevada in May 1997 under the name Geoteck International, Inc. On May 29, 1998, we changed our name to Marine Shuttle Operations Inc. In 1998, we acquired all of the outstanding stock of MSOAS in exchange for 7,600,000 shares of common stock. We also acquired approximately 68% of the outstanding stock of Offshore Shuttle AS ("OSAS"), the holder of the licensing and marketing rights to the Offshore Shuttle design, in exchange for 4,937,607 shares of common stock. This transaction was accounted for using the purchase method.

      To benefit from a more rational and cost efficient use of the resources in MSOAS and OSAS, the Board of Directors of the two companies proposed to merge the two companies. The proposed merger plan was approved by the shareholders of both companies on May 30, 1999, and the merger became effective in September 1999. The OSAS shareholders received 1.5 MSOAS shares for each of their OSAS shares. As a result of the merger, we owned approximately 81% of MSOAS, and MSOAS acquired the licensing and marketing rights to the Offshore Shuttle. The merger was accounted for in a manner similar to the pooling of interests method.

      In April 2000, we acquired an additional 8.4% of the outstanding shares of MSOAS from two individuals in exchange for an aggregate of 1,030,002 shares of common stock. In June 2000, we acquired an additional 9.7% of the outstanding shares of MSOAS in exchange for an aggregate of 1,186,283 shares of our common stock, and we acquired the remaining 1% of the MSOAS shares for cash. These acquisitions were accounted for as purchases. We now own all of the outstanding shares of MSOAS.

Results of Operations

      We are in the development stage and have generated revenues to date only from study work. We acquired MSOAS and OSAS in April 1998 and December 1998, respectively. Our main operations were conducted through MSOAS and OSAS until the two companies merged in September 1999. The comparisons of our 1998 and 1999 operating results will be affected by these 1998 acquisitions since the results of operations of MSOAS and OSAS have been included in our consolidated results of operations only since their respective acquisition dates.

Nine months ended September 30, 2000 and 1999

      Operating revenues. Operating revenues for the nine month period ended September 30, 2000 were $108,536, an increase of $48,732 compared to $59,804 for the same period in 1999. The revenues were generated from sporadic study work reimbursed by clients. The Company is still in the development stage and does not expect to generate revenues from operation until 2003 at the earliest, except from some sporadic study work.

      Personnel costs. Personnel costs include costs for both employees and hired personnel and were $1,029,313 for the nine month period ended September 30, 2000, a decrease of $246,165 from the personnel costs of $1,275,478 for the nine month period ended September 30, 1999. The net decrease in costs was mainly due to cost savings achieved as a result of the merger between MSOAS and OSAS in September 1999.

      Legal, audit and advisory services. Legal, audit and advisory services for the nine month period ended September 30, 2000 were approximately $289,818, a decrease of $78,364 compared to legal, audit and advisory services of $368,182 for the same period in 1999. The decrease was mainly due to lower consulting fees as work was shifted from consultants to our personnel.

      General and administrative expenses. General and administrative expenses for the nine month period ended September 30, 2000 were $547,879, a decrease of $219,129 from the general and administrative expenses of $767,008 for the same period in 1999. The decrease in costs was mainly due to cost savings achieved as a result of the merger between MSOAS and OSAS in September 1999.

      Marketing. Marketing expenses for the nine month period ended September 30, 2000 were $142,176, a decrease of $109,337 from the marketing expenses of $251,513 for same period in 1999. The decrease was a result of purchasing fewer marketing materials and services in the current period.

      Technical Development. Technical development costs for the nine month period ended September 30, 2000 were $29,197, a decrease of $249,302 compared to $278,499 for same period in 1999. The decrease was due to less technical development work performed in the current period.

      Interest income. The interest income for the nine months period ended September 30, 2000 was $9,253, a decrease of $31,737 from the interest income of $40,990 for same period in 1999. The decrease was a result of less interest bearing cash and cash equivalents during the nine months period in 2000.

      Currency exchange loss/gain. For the nine months period ended September 30, 2000 the Company had a currency exchange gain of $14,655, compared to a loss of $ 28,685 for same period in 1999. The difference of $43,340 was a result of weakening of the Norwegian Kroner against the US Dollar during the period in 2000.

      Minority interest. Through September 14, 1999 the minority interest was approximately 32% of OSAS. After the merger between OSAS and MSOAS in September 1999, the minority interest became approximately 19% of the merged company. This resulted in a larger minority interest loss, which has been offset by the elimination of the minority interest as a result of the Company's acquisition of the remaining minority interest in April and June 2000.

Year Ended December 31, 1999 Compared with Year Ended December 31, 1998

      We incurred net losses of $7,363,850 for 1999 compared with $5,042,148 for 1998. We did not have any revenues in 1997 and total operating expenses in 1997 were $164,931.

      Operating Revenues. Operating revenues for 1999 were $105,136 compared to $16,376 in 1998. The increase was due to increased study work performed for clients.

      Personnel costs. Personnel costs includes costs for both employees and contract personnel and were $1,277,938 for 1999, an increase of $1,092,444 over personnel costs of $185,494 in 1998. The increase in costs was a result of increased activities and increased personnel in MSOAS.

      Legal, audit and advisory services. Legal, audit and advisory services for the year ended December 31, 1999 were approximately $472,958, a decrease of $646,742 compared to legal, audit and advisory services of $1,119,700 in 1998. The decrease from 1998 to 1999 was mainly due to lower consulting fees as work was shifted from consultants to Company personnel.

      Cost of cancelled financing. The cost of cancelled financing in 1998 was $606,721, which was incurred in connection with a planned public offering in 1998. The public offering was cancelled and the costs were expensed.

      General and administrative expenses. General and administrative expenses for 1999 were $1,270,413, an increase of $867,667 over the general and administrative expenses of $402,745 in 1998. The increase was due to increased activities in MSOAS and MSOAS moving into new offices during 1999.

      Marketing. Marketing expenses for 1999 were $300,157, a decrease of $352,333 from $652,490 for 1998. The decrease was a result of purchasing fewer marketing materials and services in

1999, and higher costs in 1998 related to participation in the Offshore Northern Sea Exhibition in Norway.

      Technical Development. Technical development costs for 1999 were $554,206 compared to no cost in 1998. The majority of these expenses were incurred by OSAS, which majority-interest was acquired in December 1998.

      Amortization of goodwill and intangibles. Amortization of goodwill and intangibles for 1999 was $3,885,167, an increase of $2,002,963 over the amortization of goodwill and intangibles of $1,882,204 in 1998. This increase is due to amortization of goodwill and intangibles acquired in connection with the acquisition of approximately 68% of the OSAS common stock in 1998. Goodwill of $32,929,340 and other purchased intangibles of $3,591,615 were acquired in the acquisition and all being amortized over 10 and 5 to 10 years, respectively.

      Interest expense. Interest expense for 1999 was $23,389, which was $69,880 below interest expenses of $93,268 in 1998. The reason for the decrease in interest expense is that in 1999, a larger portion of the borrowings were allocated to the construction of the Offshore Shuttle and therefore were capitalized rather then expensed.

      Results of operations for 1999 and 1998 are not indicative of the results expected in future periods due to increased costs to be incurred in developing, financing and constructing the first Offshore Shuttle, with no anticipated revenues from operation of the first Offshore Shuttle until 2003, at the earliest.

Goodwill and Other Intangibles

      Goodwill and other purchased intangibles arising from the acquisitions of MSOAS and OSAS are being amortized over periods ranging from 5 to 10 years, their estimated useful lives. Goodwill is being amortized over 10 years which is the expected future benefit period over which cash flows will be generated to recover the goodwill. Since we are a development stage company, there can be no assurance that such cash flows will be generated. As of September 30, 2000, goodwill represented 70% of total assets and 83.6% of total shareholders' equity.

Liquidity and Capital Resources

      Our ability to continue as a going concern is dependent on our ability to obtain significant additional financing. As of September 30, 2000, we had cash and cash equivalents of $288,572, an accumulated deficit of $17,326,485, shareholders' equity of $32,038,911, and a working capital deficit of $5,426,239. We are in the development stage with no operating assets presently generating cash to fund our operating and capital requirements. Accordingly, the independent auditor's report on our financial statements has an explanatory paragraph addressing our ability to continue as a going concern.

      On March 1, 1999, we entered into a loan agreement with ValorInvest, Ltd, an investment company, pursuant to which ValorInvest agreed to lend us an aggregate of up to $6,000,000. The loan agreement was amended and restated as of December 31, 1999. The loan agreement provides that advances shall be made in increments of $250,000 and shall not exceed $500,000 in any single month unless agreed to by ValorInvest. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable on December 31, 2000; except that if we raise, in the aggregate, in excess of $2,000,000 from equity or long term debt financings after January 1, 2000, then the loan shall be due to the extent of 25% of the excess over $2,000,000. As of September 30, 2000, $2,550,000 had been advanced under the loan agreement.

      In August 1999, we entered into a loan agreement with Statens naerings og distriktsutviklingsfond (the Norwegian Industrial and Regional Development Fund, "SND"), pursuant to which SND agreed to lend us an aggregate of up to NOK 4,000,000 (approximately $467,000) to finance specific tasks within the Offshore Shuttle project. As of September 30, 2000, NOK 2,358,617 ($257,595) had been advanced under the loan agreement. The principal is repayable over a five-year period commencing two years after disbursement, in semi-annual installments, each in the amount of NOK 400,000.

      In February 2000, we entered into a loan agreement with MFC Merchant Bank S.A pursuant to which MFC agreed to lend an aggregate of up to $2,000,000, provided that advances shall not exceed $350,000 in any single month. Any monies advanced under this loan agreement shall bear interest at the rate of LIBOR plus 3.5% per annum and shall be due and payable in full on February 25, 2001. As of September 30, 2000, $900,000 was outstanding under this agreement.

      In April 2000 we consummated a private placement of 450,000 shares of common stock for gross proceeds of $315,000, and in June 2000 we consummated a private placement of 571,429 shares of common stock for gross proceeds of $400,000.

      In July 2000, we entered into a loan agreement with Mr. Holger Timm pursuant to which Mr. Timm agreed to lend us an aggregate of up to $1,500,000, provided that advances shall not exceed $500,000 in any single month. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable in full on December 31, 2000. The advances may be converted at the option of Mr. Timm into shares of our common stock at 80% of the five day average trading price of the common stock prior to conversion, but not less than a floor price as calculated pursuant to the loan agreement. As of September 30, 2000, $1,350,000 had been advanced under the loan agreement.

      We are seeking to obtain additional capital. In October 1998, we entered into an engagement letter with MFC Merchant Bank S.A. pursuant to which MFC shall act, on a best-efforts basis, as our agent in raising additional capital. As consideration for its services, MFC shall receive a success fee equal to five percent of the capital raised plus DM 100,000 (approximately $54,000) per month until the completion or termination of the MFC financing. In addition, all of MFC's out-of-pocket expenses shall be reimbursed, and if we raise the necessary funds through another source, MFC shall receive a break-up fee equal to the greater of $1,200,000 or 350,000 shares of common stock. In June 2000, MFC agreed to defer the monthly fee obligation from May 1, 2000 through December 1, 2000 or until an equity raise is completed, whichever comes first. In return for granting this deferral, the deferred fees will be increased by 10%. This 10% premium may be paid with shares of common stock.

      In September 1999, the Board of Westdeutsche Landesbank Girozentrale (WestLB) of Dusseldorf, Germany issued its conditional approval to underwrite a U.S. $157.5 million loan facility for the first Offshore Shuttle. Based on such approval, we have mandated WestLB to act as sole arranger and underwriter for the financing. WestLB's commitment is subject to several material conditions, including satisfactorily completing its due diligence, our obtaining European government guarantees to secure a significant portion of the loan facility, and our completing of an additional equity financing. We are seeking to fulfill these conditions.

      In February 2000, we signed a Memorandum of Understanding with the Italian Ministry of Industry and various other Italian governmental entities with respect to the financing of the first Offshore Shuttle. The Memorandum of Understanding provides for financial support from the various governmental entities in the form of equity, debt and government guarantees, subject to numerous material conditions, including the satisfactory completion of due diligence, the submission by an Italian shipyard of a competitive construction bid with terms and conditions acceptable to us, the arrangement of sufficient commercial debt financing with a major bank, and the raising of additional equity capital. In seeking to satisfy these conditions, it has become evident to us that there is little likelihood of receiving a competitive construction bid from a capable shipyard. As a result, we have decided to discontinue our efforts regarding the Italian financing, focusing instead on satisfying the conditions to the West LB financing.

      We cannot assure you that the conditions to the WestLB financing will be satisfied or, if satisfied, that the WestLB financing will be consummated on reasonable terms or at all. If it is not completed, we may be required to significantly curtail or cease our proposed activities. Although we believe that the proceeds from the WestLB financing, if completed, will enable us to construct the first Offshore Shuttle, there can be no assurance in that regard. Moreover, even if the WestLB financing is consummated, our future capital requirements could vary significantly and will depend on certain factors, many of which are not within our control. Such factors include

      o the need for cash to fund the construction of additional Offshore Shuttles;

      o     greater than anticipated expenses; and

      o longer engineering, development, and construction times than now contemplated.

      If we are successful in completing the first Offshore Shuttle, we believe we will be able to fund the construction of additional Offshore Shuttles from our future operating cash flows and/or short or medium term debt financing. We cannot assure you, however, that our belief will prove to be accurate.

Recent Pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The impact on our financial statements has not been determined, but we currently do not use derivatives to manage our exposure to foreign exchange and interest rate risk. We will adopt SFAS 133 as of January 1, 2001.

Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our notes payable and long-term debt. We believe our exposure to interest rate risk is not material since our current notes payable consist of fixed rate indebtedness, and the long-term variable rate debt obligation is not material. The fair value of the fixed rate notes payable approximates its carrying value due to its short-term maturity.

      Interest rate risk may arise if we are successful in obtaining debt financing to finance the building of the first Offshore Shuttle. In such an event, we will assess the extent of our interest rate risk and may enter into hedging transactions to reduce our exposure and to ensure our ability to service our debt.

      Foreign Exchange Risk. Foreign exchange risk may arise if we are required to use different currencies for various aspects of our operations. Although the principal currency used in the offshore decommissioning industry is the U.S. Dollar, the local expenditures of MSOAS (e.g., rent, telephone, payroll, etc.) are likely to be paid in Norwegian Kroner, and it is possible that the contract for construction of the first Offshore Shuttle will be denominated in a currency other than the U.S. Dollar or the Norwegian Kroner. We currently have no foreign exchange contracts.

                                    BUSINESS

General

      Through our wholly-owned Norwegian subsidiary, Marine Shuttle Operations AS, we are seeking to become a leading player in the market for decommissioning, installing, and transporting offshore oil and gas structures.

      Offshore oil and gas structures typically are decommissioned or installed using crane ships and other support vessels. Most structures, however, are too large to be lifted by existing cranes. As a result, decommissioning is accomplished by cutting the particular structure into many pieces before being lifted. For installation, the structure must be fabricated in numerous pieces and assembled at the installation site. In both cases, the procedure is difficult, dangerous, expensive, and time consuming.

      We have designed a vessel, the "Offshore Shuttle," which we believe will be capable of lifting and carrying most of the largest installations. We anticipate that construction of the first Offshore Shuttle will be completed by the first quarter of 2003, at the earliest. Construction of a second Offshore Shuttle is intended to commence after completion and successful testing of the first Offshore Shuttle, and construction of a third Offshore Shuttle is intended to commence one year after the second is ordered.

      We have formed strategic alliances with Thyssen Krupp Stahlunion GmbH, RC Consultants AS, and Schuller Industrieentsorgung AG to test, develop, manufacture, and commercialize the Offshore Shuttle concept. See "Strategic Alliances."

The Market

      There are now more than 6,500 offshore oil and gas installations worldwide located on the continental shelf of approximately 53 countries. Of these, there are approximately 4,000 structures in the Gulf of Mexico, 950 in Asia, 700 in the Middle East, 400 in Europe, and the balance are scattered throughout the rest of the world. Of the European total, more than 300 are in the North Sea and the North East Atlantic.

      Many different types of installations exist, each one being uniquely designed based on the characteristics of the installation site, including the water depth, the seabed characteristics, and the reservoir, wave, and current conditions. Of the current installed base of structures, more than 5,800 are fixed steel installations. Although most fixed steel installations are situated in shallow waters (i.e., less than 75 meters), there are three hundred to four hundred fixed steel installations situated in intermediate water depths (i.e., 75 to 200 meters). These deeper water structures tend to be much larger than their shallow water counterparts.

      Fixed steel installations are comprised of two elements: the topside and the substructure or "jacket." The topside is the above-water portion of the installation that contains the processing, drilling, and accommodation facilities. Topsides vary enormously in size and function. Weights range from a few hundred tons for small topsides in the Gulf of Mexico to over 50,000 tons for large topsides in the North Sea. Topsides may be built as separate modules, as an integrated unit, or as a combination of the two (i.e., an integrated deck containing process facilities topped by individual modules). The choice of system depends on the facilities required and the method by which the topside is installed. Topsides typically are transported offshore either on barges or on the deck of the crane vessels.

      A jacket is a lattice-work of steel tubes anchored to the seabed by piles driven up to 100 meters into the soil. They can weigh over 30,000 tons, have a wide base (up to 120 meters across), and taper towards the top. The vast majority of jackets are transported to their offshore site by barge. Small jackets can be lifted off the barge and placed in the water vertically. Large jackets, whether barge launched or crane lifted, enter the water horizontally and are then ballasted by controlled flooding to the vertical position before being lowered into place. Once the jacket is piled into the seabed, the topside generally is installed by crane.

      In addition to fixed steel structures, the current installed base of structures includes:

      o concrete gravity base structures (typically found in shallow and intermediate water depths);

      o various types of floating structures such as tension leg platforms, deep draft caisson vessels, compliant towers, spars, and floating production, storage and offloading vessels (typically situated in deep waters --i.e., more than 200 meters), and

      o subsea structures which include the equipment needed to develop satellite fields and the seabed equipment associated with floating installations.

      We believe that over the next 20 years, approximately $35 billion will be spent on the installation of new structures. We also believe that over the next 30 years, most of the installed base of structures will have to be decommissioned at an estimated cost of $20 billion to $40 billion. It is anticipated that significant portion of this amount will be spent on the three hundred to four hundred large, steel, intermediate water depth installations that are substantially more difficult to remove using existing technology than their shallow water counterparts. This is most evident in the North Sea and the North East Atlantic where, due to the harsh environment and the significant number of large, intermediate depth steel structures, the anticipated decommissioning costs are considerably greater than in the rest of the world. Indeed, it is estimated that approximately fifty to sixty percent of worldwide decommissioning costs will be spent in the North Sea and the North East Atlantic, even though such regions account for just five percent of the total number of installations. Our initial decommissioning efforts will focus on these large, intermediate depth steel structures.

Decommissioning

      Decommissioning is the multi-stage process of removing an offshore oil or gas installation. The process includes planning and engineering the removal of the installation, obtaining necessary regulatory approvals, removing the installation, sealing the wells, and transporting the installation for re-use, recycling, or disposal. Removal costs can range from $2 million for smaller platforms in shallow waters to more than $140 million for larger ones in deeper waters.

      A number of different methods may be utilized to remove an offshore installation. Determining which method is most appropriate for a particular installation is a function of numerous factors, including:

      o the installation's size, weight, construction type, and distance from shore;

      o the water depth, seabed characteristics, reservoir, wave, and current conditions of the site of installation; and

      o     safety considerations.

      The typical method of removal involves cutting the particular structure into many pieces. Crane ships and other support vessels are used to lift the pieces onto barges or, in some instances, onto the deck of the crane ships themselves. The cutting is necessitated by the limited lifting capabilities of existing crane ships. Complications often arise, however, in determining the maximum lift capability during decommissioning operations. The largest cranes theoretically are capable of lifting objects up to 14,000 tons. During an actual lift, however, various factors will significantly reduce the theoretical lift capability including:

      o     vertical and horizontal clearance;

      o     the required outreach and/or upreach of the crane boom;

      o     anchoring requirements;

      o     proximity to other facilities, subsea wellheads, and pipelines;

      o     location characteristics, and

      o     the size and structural integrity of the pieces to be lifted.

      This is best illustrated by the removal of the Odin jacket in Norway. Two cranes, with a combined maximum theoretical lift capacity of 14,000 tons, were engaged to remove a jacket that weighed approximately 10,000 tons. Despite the significant disparity between the cranes' maximum theoretical lift capacity and the weight of the jacket, the jacket had to be cut into four sections, each of which was lifted separately.

      Several companies have offered and/or have proposed solutions for lifting large platforms in one piece. These involve the use of multiple barges, twin-hull tankers, split-hull tankers, and U-shaped semi-submersibles. One such solution, known as Versatruss, is comprised of two barges and an array of booms, rigging, and winches. The components are assembled together to produce what is essentially a giant scissors jack. The barges are symmetrically placed around the platform, and the booms from each barge are placed in receptacles that have been welded to the platform deck. The barges are pulled together sideways using winches. This causes the angle of inclination of the booms to increase, forcing the deck upwards. We believe that the utility of Versatruss and most of these other alternative solutions will be limited to the lifting of topsides in calm waters. Although some of such lifting systems may be capable of lifting jackets, we believe that the vertical clearance limitations inherent in each of such systems will inhibit their ability to lift the jackets onshore. Rather, we believe that such systems only will be capable of towing jackets from one installation site to another. We cannot assure you that our beliefs will prove to be accurate. See "Risk Factors--We may face intense competition and our technology may become obsolete."

      Removal of a few of the larger, older jackets that are equipped with flotation systems may be attempted by re-floating them. During installation, the flotation systems were used to float the jackets while being towed to the installation site. At the site, the flotation tanks were ballasted, foundation piles were then added to fasten these structures to the seabed, and any temporary buoyancy aids were removed. If the flotation tanks can be deballasted and the foundation piles can be removed or equipped with temporary buoyancy aids, then it might be possible to refloat the structure. Given the age of these structures, however, the condition of the flotation systems is questionable.

      Certain countries also permit the decommissioning of offshore oil and gas structures by partially removing them or by toppling the structures and leaving them on the seabed. Many countries, however, citing environmental and other concerns, do not allow these forms of decommissioning in their territorial waters. See "Regulations."

      We believe that the Offshore Shuttle will represent a new, cost-effective alternative for decommissioning offshore oil and gas platforms, particularly large, intermediate depth structures.

Installation

      Limited crane capacity also affects the topside installation market. Topsides often are installed by transporting the topside to the site on a barge, and using cranes to lift it from the barge onto the structure on which it is to be installed. We believe that many of the topsides we anticipate being installed over the next 20 years will be too large to be lifted by existing cranes, precluding them from being assembled onshore and installed in one piece. Rather, they will have to be fabricated in numerous pieces and assembled at the installation site. This is not ideal since offshore platform assembly can cost up to ten times more than onshore assembly. As an alternative, topside installation can be accomplished by transporting the topside to the site using two vessels aligned in a catamaran-type fashion, floating over the structure on which the topside is to be installed, and lowering the topside onto the structure by flooding the tanks in the transport vessels. The weight of the topsides that can be installed using this "float over" method is limited, however, because of the pitching and heaving of the transport vessels during transport and installation.

      As offshore exploration increases with increased demand for oil and gas, the cost savings from a "single lift" solution becomes even more prominent. We believe the Offshore Shuttle will provide such a solution.

The Offshore Shuttle

      Operation. The Offshore Shuttle's design is based on the Archimedes principle: putting water into a floating object will cause it to submerge, and letting water out will cause it to rise. In essence, the Offshore Shuttle is designed to be a large buoyancy tank that can be submerged for placement under or adjacent to an offshore installation and then elevated to lift the installation.

      We envision a typical platform removal operation commencing with the preparation of the Offshore Shuttle at its home base and the preparation of the platform for removal. Pre-removal preparations will include:

      o conducting a detailed analysis and preparing a comprehensive method statement of all of the tasks to be performed in the removal operation,

      o adjusting the Offshore Shuttle's lifting frame for the installation to be removed, and

      o equipping the topside support legs or the underside of the topside deck with specially prepared docking connections.

      Upon completion of the pre-removal preparations, the Offshore Shuttle will be towed--it is not a self-propelled vessel--to the offshore site by several vessels, one of which will serve as the control center for the removal operation.

      The topside will be removed first. The Offshore Shuttle will be partially submerged (i.e., ballasted) and guided into position under the topside by the use of guidance tugs or mooring anchors. The tugs or anchors will keep the Offshore Shuttle in position while the topside is cut from the jacket. Alternatively, the Offshore Shuttle can be moved into position after cutting the topside from the jacket. Once cut, the topside and the jacket will be temporarily secured to each other by clamps that will be designed specifically for the installation being removed. The Offshore Shuttle will be deballasted, causing it to rise in the water until the lifting frame on the Offshore Shuttle connects with the docking connections on the topside. The temporary clamps then will be unfastened from the jacket. Once the topside is lifted, it can be seafastened to the Offshore Shuttle for transport to another offshore site, or to a land site for dismantling or refurbishment.

      The Offshore Shuttle then will be towed to the offshore location to perform the jacket removal. At the site, the Offshore Shuttle will be ballasted at one end so that it is sitting vertically in the water. It will be maneuvered by tugs or mooring anchors into position and connected with the jacket. The tugs or anchors will keep the Offshore Shuttle in place while the connection to the jacket is made. The top of the jacket will be connected by tension mechanisms to the top of the Offshore Shuttle and the jacket legs will be cut at the seabed. Alternatively, the Offshore Shuttle can be moved into position after cutting the jacket legs at the seabed. The Offshore Shuttle will "scoop up" the jacket by deballasting into its original horizontal position. The jacket will be seafastened to the Offshore Shuttle and transported to another offshore site, or to a land site for dismantling or refurbishment.

      We believe the Offshore Shuttle will be able to remove most of the largest topsides in one piece and also will be capable of diving partly below the water surface to remove a complete jacket in one operation. The maximum weight of the structures which can be handled is a matter of design, but we believe that a 19,000 ton Offshore Shuttle will be capable of lifting most of the large topsides or platforms, up to approximately 22,000 tons, in one piece without the use of large crane barges.

      Once a structure is removed, we believe that the Offshore Shuttle will be able to be used as a barge for transport. It is anticipated that the removed structure will lie in project-specific cradles on the Offshore Shuttle to help prevent damage to the object during transportation. This is particularly important where reuse of the marine structure is of interest. In addition, we believe that it may be possible to design the Offshore Shuttle with a cover at one end so that by ballasting it 180 degrees into a vertical position, a very large working deck would be created 50 to 60 meters above water level. If so, the working deck could be positioned above structures (e.g., ships) or beneath structures (e.g., bridges) for use as a platform from which equipment could be operated.

      The cost of constructing an Offshore Shuttle is estimated to be between $100 million and $200 million, depending on size. Moreover, we anticipate that approximately 20 people will be required for a typical Offshore Shuttle decommissioning operation compared to the typical crane ship operation that requires up to 200 people. Additional support vessels are needed for both crane ship or Offshore Shuttle operations.

      We believe that the Offshore Shuttle's principal advantage over existing decommissioning methods will be its ability to remove and carry large structures in one piece. By eliminating the need to cut installations into many smaller units, offshore operation time, costs, and risks will be significantly reduced and reuse of the installation will become a more viable alternative. We believe the Offshore Shuttle's anticipated versatility will make it a unique alternative for handling marine objects, both inshore and offshore.

      Dimensions. Based on current designs, each Offshore Shuttle will consist of six longitudinal tubes, four transverse tubes, and twelve vertical tubes. Although the dimensions of each Offshore Shuttle will vary based on the average size installation a particular Offshore Shuttle is designed to handle, it is anticipated that each Offshore Shuttle will be 130 to 200 meters long, 70 to 95 meters wide, and 60 meters high. The diameter of each tube will be approximately 10 meters.

Each tube will be ring-stiffened in order to resist the hydrostatic pressure associated with installation or retrieval of marine structures. The longitudinal tubes may be ballasted by letting water in or deballasted by pumping water out.

      There may be a fixed, 4,000 ton ballast in one of the outer transverse tubes to ensure sufficient stability. In addition, there will be separate ballasting compartments at one end of the two outer lower longitudinal tubes. These compartments will enable the Offshore Shuttle to maintain a horizontal position when the center of gravity of the object being transported or unloaded is close to the bottom of the Offshore Shuttle.

      It is anticipated that the total weight of each Offshore Shuttle will range from 8,000 tons to 20,000 tons, depending upon the task for which it is designed. The main dimensions (as described above) may be subject to change depending on our determination of the number and types of marine objects which are to be installed or removed in the foreseeable future. It is our intention to have each Offshore Shuttle built for a dedicated region.

      Testing. We believe that the technical risks associated with the Offshore Shuttle concept have been reduced by extensive model testing and rigorous calculations.

      o Using a 1:50 scale model of an Offshore Shuttle, motions in different ballast conditions were tested.

      o Ballasting/deballasting sequences were tested without any marine object, with a 1:50 scale model of 7,000 ton jacket, and with a 1:50 scale model of an 8,000 ton topside.

      o Hydrodynamics were tested by examining the motions of the Offshore Shuttle (with and without a marine object) in different positions and when subjected to wave forces, as well as its towing resistance in calm water and storm.

      In addition, based on engineering documentation, calculations, and model testing, Det Norske Veritas AS, an internationally-recognized society responsible for classification and technical inspections of merchant vessels, issued a Statement of Approval verifying the technical feasibility of the Offshore Shuttle concept for the transport and removal of certain offshore platform deck structures and jackets.

      Despite the testing, documentation, and approval, there can be no assurance that construction of the Offshore Shuttle will be successfully completed or that, if constructed, the Offshore Shuttle will function properly, will be operationally safe and environmentally friendly, or will enable us to provide decommissioning, installation, and transportation services in an effective manner or at all.

Business Strategy

      We are in the process of evaluating bids received from a number of construction yards which we believe have the capacity and capability to build an Offshore Shuttle. Construction of the first

Offshore Shuttle is intended to start during the second half of 2001. We anticipate that the construction of the first Offshore Shuttle will be completed by the end of 2002, at the earliest. Construction of a second Offshore Shuttle is intended to commence after completion and successful testing of the first Offshore Shuttle, and construction of a third Offshore Shuttle is intended to commence one year after the second is ordered.

      Subject to market demand, performance results, and other factors, we anticipate that the first Offshore Shuttle will conduct two commercial operations in its first year in service, three operations in its second year, four operations in its third year, and five operations in each year thereafter. We anticipate that the second and third Offshore Shuttles will perform two operations in their first year of service, four in their second year, and five in each year thereafter. In making the foregoing forecasts, we have assumed that each commercial operation, including all pre-engineering work, will take up to one year to complete, with the offshore portion calculated to be four weeks on average.

      We intend to focus our initial efforts on installing jackets in the Gulf of Mexico and off the cost of West Africa and Brazil, and on decommissioning large, intermediate depth structures in the North Sea, the North East Atlantic, and other regions where we anticipate the advantages of using the Offshore Shuttle will be most prominent. We ultimately intend to provide a full range of services, including decommissioning, installing, transporting, and recycling/disposing of various types of structures.

      Offshore decommissioning activity in the North Sea and the North East Atlantic is highly seasonal, principally as a result of weather conditions. Historically, the greatest demand for offshore decommissioning services in such regions has been during the period from May through September. We may seek to partially offset the anticipated seasonality of our proposed operations by pursuing other potential opportunities such as leasing the Offshore Shuttle to third parties for bridge building, dry docking ships and floating platforms, and other uses. We cannot assure you that such other opportunities, if successful, will result in the anticipated offset of the seasonality of our proposed operations.

Strategic Alliances

      Our business strategy is dependent upon forming strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. In this regard, we have formed strategic alliances with Thyssen Krupp Stahlunion GmbH, RC Consultants AS, and Schuller Industrieentsorgung AG.

      o Thyssen Krupp Stahlunion GmbH. Thyssen Krupp Stahlunion GmbH, a subsidiary of Thyssen Krupp AG, will assist us in our marketing efforts and will provide us with the material and equipment procurement services necessary to build the Offshore Shuttle. Jurgen Ternieden, a director of our company, is an officer and the head of the Pipes, Offshore, Special Products Department of TKSU.

      o RC Consultants AS. RC Consultants AS, a Norwegian engineering company with more than 400 skilled offshore engineers, will assist in our engineering and operational activities.

      o Schuller Industrieentsorgung AG. Schuller Industrieentsorgung AG, a German service company, will provide us with expertise regarding waste management, onshore dismantling, and oil pollution prevention and cleanup. Franz Eder, our President and Chairman of the Board, and Dr. Hubert Besner, a director of our company, are members of the Supervisory Board of Schuller. Mr. Eder also is a shareholder of Schuller.

      In addition, our proposed offshore activities may require the use of large tug boats, unloading docks, subsea specialists, marine operators, diving support vessels, and various safety and supply boats. We may seek to form strategic alliances and relationships with third parties who provide these and other services.

      We believe that the use of these outside parties will help minimize our fixed costs and increase our flexibility by gaining access to qualified personnel when needed. We cannot assure you that such arrangements will be successful. If any of these arrangements are cancelled and/or are unsuccessful, and if we are unable to secure new alliances in their place, there would be a material adverse effect on us.

Proprietary Protection

      We have six Norwegian patent applications pending with respect to various aspects of the Offshore Shuttle design and operation, and numerous patent applications are pending in Norway, the United States, and other countries. In addition, we rely on unpatented proprietary know-how and trade secrets, and employs various methods including confidentiality agreements with employees, consultants and marketing partners to protect our trade secrets and know-how.

Competition

      We will face competition from companies which provide decommissioning, installation, or transport services using cranes and barges. In addition, several companies have offered or have proposed solutions for lifting large platforms in one piece. These involve the use of multiple barges, twin-hull tankers, split-hull tankers, and U-shaped semi-submersibles. Competition may also arise from vessels, processes, and/or technologies currently in development, or developed in the future, by other companies.

      We believe that our ability to compete will depend on many factors, both within and beyond our control, including:

      o     the reliability and cost-effectiveness of the Offshore Shuttle,

      o     the effectiveness of our sales and marketing efforts,

      o     the quality of our strategic partners, and

      o the timing and market acceptance of new or improved vessels, processes, or technologies developed by us or others.

Regulations

      Decommissioning of facilities is governed by national legislation within the framework of international and regional regulations. Determining the applicable regulatory framework will depend, in part, on:

      o how the Offshore Shuttles are classified--e.g., as "ships," "vessels," "installations," etc.,

      o whether, and if so, where the Offshore Shuttles are registered or documented, and

      o     where our intended operations are performed.

      Although details differ, most oil and gas producing countries have adopted a similar approach to decommissioning. All feasible options for removal and disposal of offshore installations are assessed on a case-by-case basis. The offshore platform operator is required to prepare a decommissioning and abandonment plan which identifies the decommissioning and abandonment options, evaluates the technical feasibility of each option, assesses impacts on the environment and on society, and minimizes risks to human health and safety. The offshore platform operator then recommends to the responsible ministry the option which best balances the factors involved.

      In 1989, the International Maritime Organization, a technical arm of the United Nations dealing with safety of navigation, issued guidelines dealing with the removal of offshore platforms. Recognizing the magnitude and complexity of removal operations, the IMO Guidelines took into account not only the size of the platforms but also the capabilities of the removal vessels. The IMO Guidelines provide that installations weighing less than 4,000 tons that are in less than 75 meters of water must be completely removed, while bigger and deeper structures need be only partially removed provided the remains are covered by an unobstructed water column at least 55 meters deep. For structures emplaced on the seabed on or after January 1, 1998, the water depth threshold increases from 75 meters to 100 meters. In addition, all platforms installed on or after January 1, 1998 must be designed so that removal is feasible.

      In July, 1998, the contracting parties to the Convention for the Protection of the Marine Environment of the North East Atlantic (also known as the "OSPAR Convention"), which include the United Kingdom, Ireland, France, Spain, Portugal, Belgium, Germany, Denmark, Norway,

Sweden, Finland, Luxembourg, the Netherlands, Iceland, the European Union, and Switzerland, agreed to restrictions more stringent than those set forth in the IMO Guidelines. Based on the premise that reuse, recycling, or onshore disposal generally will be the preferred options for decommissioning offshore platforms, the OSPAR Convention provides for a ban, effective February, 1999, on the dumping and the leaving (wholly or partially) in place of disused offshore installations located in the North Sea, the North East Atlantic, and certain other regions. Permits may be issued for alternative means of disposal if significant reasons can be shown as to why such alternative means are preferable to reuse, recycling, or onshore disposal.

Employees

      Marine Shuttle Operations Inc. employs three people, all of whom are executive officers. Marine Shuttle Operations AS employs five people. Our employees are not unionized or employed pursuant to any collective bargaining agreement or any similar agreement. We believe our relationship with our employees is satisfactory.

Technical Development

      Technical development expenses for the year ended December 31, 1999 were $554,206. We did not incur technical development costs in 1998 or 1997. We intend to continue to devote resources and capital to technical development so it can develop and commercialize the Offshore Shuttle.

Properties

      MSOAS leases office space in Sandnes, Norway pursuant to a lease agreement with RC Group ASA. The lease agreement provides for an average annual rent of NOK 435,852 (approximately $47,600), and expires in 2003. Sverre Hanssen, the Chairman of Marine Shuttle Operations AS, is the President and the principal shareholder of RC Group ASA.

Legal Proceedings

      We currently are not a party to any material legal proceeding.

                                   MANAGEMENT

      The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

Name                         Age           Position with Company
----                         ---           ---------------------

Franz Eder.................  40   President and Chairman of the Board
Iqbal Akram................  56   Vice President, CFO, Treasurer, and a Director
Stephen Adshead............  51   Vice President, Secretary, and a Director
Jurgen Ternieden(1)........  58   Director
Hubert Besner(1)...........  37   Director

--------------------------------------

(1)   Member of the Audit Committee

      Franz Eder has been our President and Chairman of the Board since April 14, 1998, and a director of MSOAS since December, 1997. He has been Chairman of the Supervisory Board of Schuller Industrieentsorgung AG since May, 1998, and served as the general manager of Schuller from July, 1997 through May, 1998. From 1992 to 1997, Mr. Eder was General Manager at CETEM Industrieentsorgung und Wiederverwertung GmbH, a German company engaged in waste management. From 1990 to 1991, he was a consultant to several companies, and from 1989 to 1990, he was the head of the trade finance department at AMRO Handelsbank AG in Munich, Germany. Mr. Eder received a Masters of Business degree from Business University of Vienna in 1985.

      Iqbal Akram has been a director of our company since April 14, 1998. He has been our Vice President since February 19, 1998 and served as a consultant to us for a period of approximately two weeks prior thereto. On July 31, 2000, Mr. Akram became our Chief Financial Officer and Treasurer. Since 1992, he has been the managing director and a partner in Peregrine Consultants, S.A., a Luxembourg management consulting firm. He also has been the sole principal of Peregrine Consultants, United Kingdom since 1998. From February 1996 through March 1998, he served as a Group Finance and Corporate Director of the House of Habib, a Pakistani industrial, manufacturing, and financial services group. In 1995, he served as Group Financial Advisor to the Southern Electric Group in the implementation of a power project in Pakistan. He is currently a Fellow of the Institute of Directors, the Institute of Cost and Management Accountants, and the Institutes of Chartered Accountants in England, Canada, and Pakistan. He also is a director of Lombard Financial Investments S.A., an investment company located in Luxembourg. He received a Bachelor of Science Honour degree from the London School of Economics and Political Science in 1965.

      Stephen Adshead has been Vice President and a director of our company since February 8, 2000, has been Secretary of our Company since July 31, 2000, and has been Managing Director and a Member of the Board of Marine Shuttle Operations AS since December, 1997. Since February, 1998, he has been an employee and a director of Mancorp AS, a consulting company. He has 26 years of experience in the oil, gas and shipbuilding industry managing large projects. From 1991 to 1998, Mr. Adshead worked for Phillips Petroleum Company Norway, where he was a member of the project management team assigned to the Ekofisk II project from 1994 to 1998. Mr. Adshead received his Honours Degree in Engineering from Edinburgh University in 1972.

      Jurgen Ternieden has been a director of our company since April 14, 1998, Chairman of the Board of Offshore Shuttle AS from March 1998 until its merger with Marine Shuttle Operations AS in September 1999, and an officer and the head of the Pipes, Offshore, Special Products Department of Thyssen Krupp Stahlunion GmbH since 1991. From 1981 to 1990, he was a senior sales manager and head of the Pipes Department at TKSU. Mr. Ternieden received his intermediate high school certificate from Realschule Muelheim in 1959.

      Hubert Besner has been a director of our company since May 6, 1998. Since 1994, he has been a partner in the law firm of Besner Kreifels Weber, Munich, Germany. From 1992 to 1994, he was the head of the legal department of Schneider AG, a German real estate development company. He currently is the head of the Supervisory Boards of Cybernet Internet-Dienstleistungen AG and PIPECAD Integrierte Softwaresysteme AG, a director of Cybernet Internet Services International, Inc., and a member of the Supervisory Boards of Schuller, Vianet Telekommunikations AG, Typhoon Networks AG, and IPO Beteiligungen. Dr. Besner received his First State Exam in Law from Ludwig-Maximilians-Universitat in 1986, and his doctorate magna cum laude from Ludwig-Maximilians-Universitat in 1988.

      No family relationship exists between any director or executive officer and any other director or executive officer.

Employment Agreements

      On June 1, 1998, we entered into a two-year employment agreement with Franz Eder, our President and Chairman of the Board. On April 10, 2000, the agreement was extended for an additional year. The agreement provides that Mr. Eder shall devote only so much (but not less than 75%) of his professional and business time, attention, and energies to his duties and responsibilities as is reasonable to insure our proper conduct, and shall receive a salary of $100,000 per annum.

      Effective April 14, 1998, we entered into a two-year employment agreement with Iqbal Akram. On April 10, 2000, the agreement was extended to June 30, 2001. The agreement provides that Mr. Akram shall devote at least 50% of his professional and business time to our company and shall receive a salary of $60,000 per annum.

      Effective February 8, 2000, we entered into a two-year loan out agreement with Mancorp AS for the services of Stephen Adshead. The agreement provides that Mancorp AS shall loan out the services of Mr. Adshead to us, and Mr. Adshead shall devote at least 50% of his professional and business time to our company. In consideration thereof, Mancorp AS shall receive an annual fee of

$60,000.

Executive Compensation

      The following table sets forth information with respect to the compensation paid by us to our Chief Executive Officer and to each of our other executive officer who received salary and bonus payments in excess of $100,000 during the year ended December 31, 1999.

                                                        Summary Compensation Table
                                 Annual Compensation                                 Long Term Compensation
                                                                               Awards                      Payouts
    Name and                                                         Restricted                sLTIP
    Principal       Fiscal    Salary     Bonus      Other Annual       Stock      Option/SAR   Payouts           All Other
    Position         Year       ($)       ($)     Compensation ($)  Award(s) ($)     (#)         ($)         Compensation ($)
    --------         ----       ---       ---     ----------------  ------------  ----------   -------       ----------------
Franz Eder,          1999     100,000      --            --              --          --           --                --
Chairman of the
Board and            1998     58,333       --            --              --          --           --                --
President
                     1997        -         --            --              --          --           --                --

Stock Option Plan

      We have a stock option plan for employees, officers, directors, consultants, and advisors. Options granted under the stock option plan may be either incentive stock option or non-qualified stock options. We have reserved 2,000,000 shares of common stock for issuance under the stock option plan.

      Options granted under the stock option plan generally are not transferable, and the exercise price of incentive stock options must be at least equal to 100% (110% in the case of optionees who own more than 10% of the total combined voting power of all classes of stock of the company) of the fair market value of the common stock on the date of grant. As of September 30, 2000, 110,000 options were outstanding under the stock option plan.

      The stock option plan is administered by our Board of Directors. Our Board of Directors has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to each option, and the exercisability of each option. The term of any option granted under the stock option plan may not exceed ten years. The specific terms of each option grant shall be approved by our Board of Directors.

Limitation of Liability; Indemnification

      Our Articles of Incorporation:

      o eliminate the personal liability of our directors to the fullest extent permitted by the General Corporation Law of the State of Nevada; and

      o provide that we shall indemnify, to the fullest extent permitted by the General Corporation Law, any and all persons whom we shall have the power to indemnify under the General Corporation Law from all expenses, liabilities, or other matters referred to in or covered by the General Corporation Law.

      Our By-Laws provide that we shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by us or in which we have the right to procure a judgment in our favor) by reason of the fact that such person is or was our agent, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding to the fullest extent permitted under the General Corporation Law.

                              SELLING STOCKHOLDERS

      The following table sets forth:

      o     the name of each selling stockholder;

      o the number of shares of common stock beneficially owned by each selling stockholder prior to the offering;

      o the number of shares of common stock that may be offered by each selling stockholder pursuant to this prospectus; and

      o the number of shares of common stock beneficially owned by each selling stockholder after completion of the offering, assuming all of the shares covered by this prospectus are sold.

                                         Number of Securities    Number of Securities   Number of Securities    Percentage
                                          Beneficially Owned     Offered for Selling     Beneficially Owned     Owned after
      Name of Selling Stockholder          Prior to Offering    Stockholder's Account      After Offering        Offering
      ---------------------------        --------------------   ---------------------   --------------------    -----------
Holger Timm(5)                                 714,000                 714,000                    0                  0
Lothar Bart                                    142,857                 142,857                    0                  0
K. Fondene AS                                  475,000                 475,000                    0                  0
Erik Staumo                                    158,580                 140,000                 18,580                *
Niko Dimitrov                                  150,000                 150,000                    0                  0
Hugo Skree                                      94,197                  94,197                    0                  0
Sylke Timm(5)                                  571,429                 571,429                    0                  0
Foss Finans AS                                  59,820                  59,820                    0                  0
Jens Holtung                                    47,602                  47,602                    0                  0
Maria Hareide                                   70,950                  44,250                 26,700                *
Kjell Markegard                                 40,750                  33,750                  7,000                *
Viken Skogeierforening                          31,851                  31,851                    0                  0
Johnco                                          56,500                  31,500                 25,000                *
Pal Are Saetre                                  25,320                  25,320                    0                  0
BG Bank International                           24,000                  24,000                    0                  0
Bj0rn Stensrud                                  23,400                  23,400                    0                  0
Tore Bjerkum                                    22,537                  22,537                    0                  0
Wollebekk Eiendom AS                            22,500                  22,500                    0                  0
Horten Hus AS                                   21,750                  21,750                    0                  0
Trallfa AS                                      18,750                  18,750                    0                  0
Gunnar Greibrokk                                49,000                  18,000                 31,000                *
Harrco A/S                                      17,700                  17,700                    0                  0
Jan Qvale                                       17,400                  17,400                    0                  0

                                         Number of Securities    Number of Securities   Number of Securities    Percentage
                                          Beneficially Owned     Offered for Selling     Beneficially Owned     Owned after
      Name of Selling Stockholder          Prior to Offering    Stockholder's Account      After Offering        Offering
      ---------------------------        --------------------   ---------------------   --------------------    -----------
Intervest AS (5)                                16,500                  16,500                    0                  0
Nordlandsbanken ASA                             17,250                  17,250                    0                  0
Winfried Baldus                                 39,925                  15,675                 24,250                *
Ulf Kl0vstad                                    15,555                  15,555                    0                  0
Kari Holtung                                    15,000                  15,000                    0                  0
Cat Invest I                                    15,000                  15,000                    0                  0
Violina AS                                      15,000                  15,000                    0                  0
Sigfred Lyng0                                  101,150                  15,000                 86,150                *
Lars Irgens                                     15,000                  15,000                    0                  0
Erik Gl0ersen(3)                                15,000                  15,000                    0                  0
Hex A/S                                         15,000                  15,000                    0                  0
Jan Telle                                       15,000                  15,000                    0                  0
Trade Invest AS                                 15,000                  15,000                    0                  0
Norsk Fiskerin?ring                             15,000                  15,000                    0                  0
Ashild Reien                                    15,000                  15,000                    0                  0
T0rres Espeland                                 14,580                  14,580                    0                  0
Carl Peder Eiendom AS                           12,000                  12,000                    0                  0
Rolf Bjerke Paulssen                            11,902                  11,902                    0                  0
Kjell Herman Andersen                           10,500                  10,500                    0                  0
Asbj0rn Kvinlaug                                 9,720                   9,720                    0                  0
Credit Suisse SA                                 9,000                   9,000                    0                  0
Achilles Information Ltd                         9,000                   9,000                    0                  0
Birger Holten                                   79,900                   9,000                 70,900                *
Achilles Holdings AS                             9,000                   9,000                    0                  0
Sverre Olsen                                     9,000                   9,000                    0                  0
Jon Unander                                     11,745                   7,830                  3,915                *
Aasens Trykkerier AS                            83,100                   7,500                 75,600                *
Lars Christian Lindstad                          7,500                   7,500                    0                  0
Sindre Koppang                                   7,500                   7,500                    0                  0
Preben Von Der Lippe                             7,500                   7,500                    0                  0
Gnisten Installasjon A/S                         7,500                   7,500                    0                  0
Knut Kolle                                       7,500                   7,500                    0                  0
Gerhard N. Dahl A/S                              7,500                   7,500                    0                  0

                                         Number of Securities    Number of Securities   Number of Securities    Percentage
                                          Beneficially Owned     Offered for Selling     Beneficially Owned     Owned after
      Name of Selling Stockholder          Prior to Offering    Stockholder's Account      After Offering        Offering
      ---------------------------        --------------------   ---------------------   --------------------    -----------
Aage Hvinden                                     7,500                   7,500                    0                  0
Textura AS                                       7,500                   7,500                    0                  0
Truls Gunnar Moen                                7,500                   7,500                    0                  0
Sesserud AS                                      7,500                   7,500                    0                  0
Bj0rn R0stad                                     7,500                   7,500                    0                  0
Scotia AS                                        6,090                   6,090                    0                  0
Speedwash A/S                                    6,000                   6,000                    0                  0
Gunnar J0rgensen                                28,500                   6,000                 22,500                *
John M. Dahlen                                   6,000                   6,000                    0                  0
Petter A. Dahl                                   6,000                   6,000                    0                  0
Ole J0rgen Hallingstad                           6,000                   6,000                    0                  0
Fana AS                                          5,314                   5,314                    0                  0
Sten Stensen                                     5,070                   5,070                    0                  0
Thor Stang                                     176,510                   5,010                171,500                *
Noreiendom AS                                    4,860                   4,860                    0                  0
Kenneth Bentsen                                  4,500                   4,500                    0                  0
Astri Elisabeth Wiik Lohne                       4,500                   4,500                    0                  0
Dathoen                                          4,500                   4,500                    0                  0
Ole Martin Granli                                4,500                   4,500                    0                  0
Terje R0sj0                                     24,025                   3,825                 20,200                *
Jon Gulowsen                                     3,750                   3,750                    0                  0
Stein Hjelseth                                   3,750                   3,750                    0                  0
Thor Tharaldsen                                  3,750                   3,750                    0                  0
Lisbeth Eriksrud                                 3,000                   3,000                    0                  0
S0nnik J0rgensen                                 3,000                   3,000                    0                  0
Knut S. Hauge                                    3,000                   3,000                    0                  0
Hanne Elise Dahl                                 3,000                   3,000                    0                  0
Sven Hesstvedt                                   3,000                   3,000                    0                  0
Kari Sch0yen                                     3,000                   3,000                    0                  0
Lillehaug Holding AS                             3,000                   3,000                    0                  0
Truls Harald Langeland                           3,000                   3,000                    0                  0
Aslaug Ness                                      3,000                   3,000                    0                  0
Ingvill Ness                                     3,000                   3,000                    0                  0

                                         Number of Securities    Number of Securities   Number of Securities    Percentage
                                          Beneficially Owned     Offered for Selling     Beneficially Owned     Owned after
      Name of Selling Stockholder          Prior to Offering    Stockholder's Account      After Offering        Offering
      ---------------------------        --------------------   ---------------------   --------------------    -----------
Steinar Ness                                     3,000                   3,000                    0                  0
Jac. Moe AS                                      3,000                   3,000                    0                  0
Jon Fosse                                       12,990                   2,940                 10,050                *
P. Van Eig                                       2,898                   2,898                    0                  0
Venture Invest AS                                2,703                   2,703                    0                  0
G.R. Fuglesang Shipping AS                       2,700                   2,700                    0                  0
Tom Dommisse                                     2,400                   2,400                    0                  0
Union Bank of Norway Int. S.A.                   2,400                   2,400                    0                  0
Line Beston                                      2,400                   2,400                    0                  0
Rolf Arentz-Hansen                               2,250                   2,250                    0                  0
Arve Kristoffersen                               2,250                   2,250                    0                  0
Tom S0rli                                        2,250                   2,250                    0                  0
Frank G. Samuels                               372,204                   2,205                369,999                *
Jochen Schene                                  179,704                   2,205                177,499                *
Juergen Ternieden(1)                           334,704                   2,205                332,499                *
Mahmoud Elborai                                  2,205                   2,205                    0                  0
Stephen Adshead(1)(2)                            2,205                   2,205                    0                  0
P.M.De Pree-Domisse                              2,148                   2,148                    0                  0
Stale Thoen Von Krogh                            1,950                   1,950                    0                  0
Alexander Ness                                   1,710                   1,710                    0                  0
Karin Anema                                      1,500                   1,500                    0                  0
Cato Saelid                                      1,500                   1,500                    0                  0
Rolf J0rgensen                                   1,500                   1,500                    0                  0
Tor B0                                           1,500                   1,500                    0                  0
Morten Buskop                                    1,500                   1,500                    0                  0
Magnus Aass                                      1,500                   1,500                    0                  0
John Magne Hommersand                            1,500                   1,500                    0                  0
Jan Krohn-Hansen                                47,810                   1,500                 46,310                *
Lisa Marie Ness Klungland                        1,500                   1,500                    0                  0
Viljar Ness Klungland                            1,500                   1,500                    0                  0
Rolfe Andre Ness                                 1,500                   1,500                    0                  0
Bent Konrad Moen                                 1,500                   1,500                    0                  0
Ingeborg Reinhardt-Muller                        1,125                   1,125                    0                  0

                                         Number of Securities    Number of Securities   Number of Securities    Percentage
                                          Beneficially Owned     Offered for Selling     Beneficially Owned     Owned after
      Name of Selling Stockholder          Prior to Offering    Stockholder's Account      After Offering        Offering
      ---------------------------        --------------------   ---------------------   --------------------    -----------
Arnulf Solberg                                   1,050                   1,050                    0                  0
Kolbein J0rgensen                                  975                     975                    0                  0
Johan Edvard Grimstad                              900                     900                    0                  0
Jens Solberg                                       900                     900                    0                  0
Firma Thor Stang                                   772                     772                    0                  0
Katinka Marie Foss                                 750                     750                    0                  0
Kim Henrietta Foss                                 750                     750                    0                  0
Sebastian Joop Foss                                750                     750                    0                  0
Henriette Helena Pijzel                            750                     750                    0                  0
Cita Van Tangeren                                  750                     750                    0                  0
Geir Sevald Hornseth                               750                     750                    0                  0
Atle Bye                                           750                     750                    0                  0
Egil Stokka(4)                                     750                     750                    0                  0
Sigurd Stokka                                      750                     750                    0                  0
Marie-Louis Gundlfinger                            750                     750                    0                  0
Gudrun J0rgensen                                   525                     525                    0                  0
Tom Tidemann-Andersen                              450                     450                    0                  0
Jolanda Leeflang                                   429                     429                    0                  0
0ivind Lorentzen Shipping AS                       300                     300                    0                  0
Norsk SMB Invest AS                            305,075                      75                305,000                0
Per Bull Haugsoen(6)                           166,250                 166,250                    0                  0
G. Foss Beheer(6)                              453,377                 453,377                    0                  0
ValorInvest. Ltd.(7)                           410,375                 410,375                    0                  0

---------------------------------
*     less than 1%
(1)   Director
(2)   Executive Officer
(3)   Former Director of Offshore Shuttle AS
(4)   Officer
(5)   See "Certain Transactions"
(6) See "Risk Factors - We may lose the rights to the offshore shuttle concept."
(7) See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

                              PLAN OF DISTRIBUTION

Common Stock Offered By Us

      We are offering up to an aggregate of 7,000,000 shares of our common stock. We may sell the common stock from time to time

      o     through underwriters;
      o     through dealers;
      o     directly to one or more purchasers; or
      o     through agents.

      A prospectus supplement will set forth the terms of the offering of the common stock offered thereby, including the name or names of any underwriters, dealers, purchasers, or agents, the purchase price of such common stock and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such common stock may be listed.

      If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Common stock may be sold directly by us or through any firm designated by us from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the common stock in respect of which the prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

      Underwriters, dealers, and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of business.

Common Stock Offered by Selling Shareholders

      This prospectus also covers 4,409,571 shares of common stock that may be sold by the selling stockholders named herein. From time to time, the selling stockholders may transfer shares to a donee, pledgee, successor, or other person, other than for value, and such transfers will not be made pursuant to this prospectus. Upon being notified by a selling stockholder that such a donee, pledgee, successor, or other person intends to sell more than 500 shares, we will file a supplement to this prospectus. To the extent agreed to by us, this prospectus covers sales by such transferees.

      The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of shares. The sale of all or a portion of the shares of common stock offered hereby by the selling stockholders may be effected from time to time on one or more exchanges or in the over-the-counter market or otherwise, at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through a broker-dealer. The shares may be sold by one or more of, or a combination of, the following:

      o block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of such exchange;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases; and

      o privately negotiated transactions between sellers and purchasers without a broker or dealer.

      In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. In addition, shares may be transferred in connection with the settlement of call options, short sales, through the issuance of exchangeable or convertible securities or similar transactions that may be effected by the selling stockholders. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

      Dealers or brokers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any brokers or dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares, except in accordance with applicable laws. In addition to, and without limiting the foregoing, each selling stockholder and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by a selling stockholder or any other person. All of the foregoing may affect the marketability of the shares.

      We will make copies of this prospectus available to the selling stockholders, and we have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than fees of counsel for the selling stockholders. The selling stockholders will bear all commissions, concessions and discounts, if any, related to any sales of the shares, and may agree to indemnify such brokers or dealers against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders are entitled to receive all of the proceeds from the future sale of their shares.

      The selling stockholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. Sale of the shares by the selling stockholders may have an adverse effect on the market price of the common stock.

                                 USE OF PROCEEDS

      Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of common stock offered by us will be used for engineering work for the first Offshore Shuttle, working capital and general corporate purposes. We may use a portion of the net proceeds to fund the development of the first Offshore Shuttle.

      We will not receive any proceeds from the sale of the shares by the selling stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On April 14, 1998, we issued 7,600,000 shares of Common Stock to Franz Eder, the President and the Chairman of the Board of the Company, in exchange for the 999,000 shares of MSOAS capital stock (constituting all of MSOAS's issued and outstanding capital stock) held by Mr. Eder. The stock certificate evidencing the shares of Common Stock that were issued to Mr. Eder is being held by a trustee pursuant to the terms of a pooling trust agreement. Such shares may not be disposed of by Mr. Eder until they are released to him by the trustee. Mr. Eder received 10% of such shares on July 1, 2000 and will receive an additional 30% of such shares on July 1st of each of the three years thereafter. The trustee shall seek instructions from Mr. Eder before taking any action as a stockholder with respect to any of the shares held in trust. See "Principal Stockholders" and "Shares Eligible for Future Sale."

      We are a party to a cooperation agreement with Schuller
Industrieentsorgung AG pursuant to which Schuller shall provide waste management, onshore dismantling, and oil pollution prevention and cleanup services. We paid Schuller approximately $193,309 in 1999 and approximately $52,269 for the nine months ended September 30, 2000, for marketing research and other services rendered. Franz Eder and Hubert Besner are shareholders and members of the supervisory board of Schuller.

      For 1999, and for the nine months ended September 30, 2000, we paid approximately $224,217 and $110,907, respectively, to Thyssen Krupp Stahlunion GmbH for procurement and marketing services. Jurgen Ternieden, a director of our company, is an officer and the head of the Pipes, Offshore, Special Products Department of TKSU.

      For 1999, and for the nine months ended September 30, 2000, we paid approximately $23,313 and $2,174, respectively, to the law firm of Besner Kreifels Weber for legal services rendered. Dr. Hubert Besner, a director of our company, is a member of Besner Kreifels Weber.

      For 1999, and for the nine months ended September 30, 2000, we paid approximately $2,093,701 and $500,071, respectively, to RC Consultants AS for engineering services. Sverre Hanssen served as the Chairman of the Board of RC Consultants AS until May 1999, and is the Chairman of the Board of Directors of MSOAS. In addition, MSOAS leases office space in Sandnes, Norway pursuant to a lease agreement with RC Group ASA. The lease agreement provides for an average annual rent of NOK 435,852 (approximately $47,600), and expires in 2003. RC Group ASA was the sole shareholder of RC Consultants AS until July 2000, and Sverre Hanssen is the Chairman and the principal shareholder of RC Group ASA.

      In June 2000, we acquired an aggregate of 1,186,283 shares of common stock of Marine Shuttle Operations AS in exchange for an aggregate of 1,186,283 shares of our common stock. As part of that transaction, Jurgen Ternieden, a director of our company, and Stephen Adshead, an officer and director of our company, each received 2,205 shares of our common stock in exchange for their shares in Marine Shuttle Operations AS. In addition, Intervest AS received 16,500 shares of our common stock in exchange for its shares in Marine Shuttle Operations AS. Sverre Hansen, the Chairman of the Board of Directors of MSOAS, is a principal stockholder of Intervest AS.

      During January and February 1999, we raised $5,748,750 in gross proceeds from the sale of approximately 1.15 million shares of common stock. Berliner Effektenbank AG received a fee of $229,950 (renegotiated from $575,000) for serving as placement agent in connection with the transaction. In December, 1999, we raised $4,930,300 in gross proceeds from the sale of approximately 7.1 million shares of common stock. Berliner Effektenbank AG received a fee of $195,000 for serving as co-placement agent in connection with the transaction. Berliner Effektenbank AG is a 40%-owned subsidiary of Berliner Effektengesellschatt AG ("BEAG"). BEAG also owns 40% of BEG Berliner Effektenbeteiligungsgesellschaft AG, one of our principal stockholders.

      In June 2000, we sold 571,429 shares to Sylke Timm for gross proceeds of $400,000. Sylke Timm is the wife of Holger Timm, and Holger Timm is a principal stockholder and [a director] of BEAG.

      In July 2000, we entered into a loan agreement with Mr. Holger Timm pursuant to which Mr.

Timm agreed to lend us an aggregate of up to $1,500,000, provided that advances shall not exceed $500,000 in any single month. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable in full on December 31, 2000. The advances may be converted at the option of Mr. Timm into shares of our common stock at 80% of the five day average trading price of the common stock prior to conversion, but not less than a floor price as calculated pursuant to the loan agreement. As of September 30, 2000, $1,350,000 had been advanced under the loan agreement.

      We believe that the transactions set forth above were made on terms no less favorable to the company than could have been obtained from unaffiliated third parties.

      For information regarding compensation and consulting fees paid to our executive officers and directors, please see "Management--Compensation."

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. As of November __, 2000, 43,988,356 shares were issued and outstanding.

Common Stock

      Each holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Holders of shares of outstanding common stock are entitled to those dividends declared by our Board of Directors out of legally available funds. Holders of shares of outstanding common stock have no preemptive, conversion, or redemption rights. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Statutory Business Combination Provisions

      As a Nevada corporation, we are subject to the provisions of the Nevada General Corporation Law pertaining to business combinations with "interested stockholders." The statute provides, with certain exceptions, that a Nevada corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or an associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder. The prohibition does not apply if the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder.

      The statute further provides that a Nevada corporation may not engage in such a business combination after the expiration of three years from the date that such person became an interested stockholder unless the business combination is approved .

      o by the board of directors of the corporation before the person became an interested stockholder, or

      o by the affirmative vote of a majority of outstanding votes not beneficially owned by the interested stockholder at a meeting called not earlier than three years after the interested stockholder's date of acquiring shares.

      Under the statute, an "interested stockholder" is defined as any person that is

      o the owner of 10% or more of the outstanding voting stock of the corporation, or

      o an affiliate or associate of the corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

      At its option, a corporation may exclude itself from the coverage of the statute by amending its Articles of Incorporation by action of its stockholders, other than interested stockholders and their affiliates and associates, to exempt itself from coverage. However, such charter amendment may not become effective until 18 months after the date it is adopted and does not apply to any combination of the corporation with an interested stockholder whose date of acquiring shares is on or before the effective date of the amendment. We have not adopted such an amendment to our Articles of Incorporation.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, 2 Broadway, 19th floor, New York, New York 10004.

OTC Bulletin Board Listing

      Our common stock currently is quoted on the OTC Bulletin Board under the symbol "ZSUB."

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of the date of this prospectus, there are 43,988,356 shares of common stock outstanding, and there are options outstanding to purchase 110,000 shares of common stock. Of the shares of common stock outstanding:

      o 4,750,000 shares are being held by a pooling trustee and will not be released until August 3, 2001 (see "Principal Stockholders");

      o 6,840,000 of the shares owned by Franz Eder, our President, are held by a trustee pursuant to a pooling trust agreement and may not be disposed of by Mr. Eder until they are released to him by the trustee (see "Proposed Stockholders"); and

            o _________ are deemed to be restricted securities as defined in Rule 144.

      The resale of 4,409,571 of the restricted shares is covered by the registration statement of which this prospectus is a part. These shares may be resold in the open market at any time, subject to

      o     the continued effectiveness of the registration statement;
      o and our ability to suspend sales under the registration statement in certain instances.

      The balance of the restricted shares may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to a valid exemption from registration, including the safe harbor provided by Rule 144. In general, under Rule 144 of the Securities Act as currently in effect, any person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a limited number of shares of common stock. The limit is the greater of:

      o     1% of the then outstanding shares of our common stock; or

      o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

      Sales under Rule 144 of the Securities Act are subject to restrictions relating to manner of sale, notice, and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, may sell the shares without complying with the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act.

      No prediction can be made as to the effect, if any, that sales of such shares, or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, certain information as of ________, 2000, regarding beneficial ownership of our common stock by

      o each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of common stock;

      o     each of our directors;

      o     our chief executive officer; and

      o     all of our executive officers an directors as a group.

                                                                          Number of Shares of
                                                                              Common Stock         Percentage of Class
Name of Beneficial Holder                                                  Beneficially Owned       Beneficially Owned
-------------------------                                                 -------------------      -------------------
Franz Eder .........................................................          7,600,000(1)                 17.3%
Iqbal Akram ........................................................            100,000(2)                    *
Stephen Adshead ....................................................              2,205                       *
Jurgen Ternieden ...................................................            334,704                       *
Hubert Besner ......................................................                  0                       0%
BEG Berliner Effektenbeteiligungsgesellschaft ......................          3,950,000(3)(4)               9.0%
All officers and directors as a group (5 persons) ..................          8,036,909(5)                 18.2%

-----------------

*     Less than 1%

(1) 6,840,000 of such shares are being held by a trustee pursuant to the terms of a pooling trust agreement. Such shares may not be disposed of by Mr. Eder until they are released to him by the trustee. Mr. Eder will receive 2,280,000 of such shares on July 1st of each of the three years beginning in 2001. The trustee shall seek instructions from Mr. Eder before taking any action as a stockholder with respect to any of the shares held in trust.
(2)   Represents shares underlying currently exercisable stock options.
(3) Based on the Schedule 13G, dated February 11, 1999. Does not include 800,000 shares of common stock owned by Berliner Effektengesellschaft AG ("BEAG"). See "Certain Transactions."
(4) Such shares, as well as the 800,000 shares of common stock owned by BEAG, are being held by a pooling trustee pursuant to the terms of a pooling trust agreement and will not be released until August 3, 2001. During such time, the trustee shall seek instructions from BEG Berliner Effektenbeteilgungsgesellschaft AG and BEAG, respectively, before taking any action as a stockholder with respect to any of such shares.
(5)   Includes 100,000 shares underlying currently exercisable stock options.

                                  LEGAL MATTERS

      The validity of the common stock being offered hereby will be passed upon for us by Breslow & Walker, LLP, New York, New York.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999, for the year ended December 31, 1999, and for the period from May 23, 1997 (inception) through December 31, 1999, as set forth in their report. Their report for the period May 23, 1997 (inception) through December 31, 1999, insofar as it relates to amounts for prior periods through December 31, 1998, is based solely on the report of other auditors. Deloitte & Touche, independent auditors, have audited our consolidated financial statements at December 31, 1998, for the year ended December 31, 1998, and for the period from May 23, 1997 (inception) to December 31, 1997, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Deloitte & Touche's respective reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have field with the Commission, 450 Fifth Street, N.W., Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, with respect to the shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information about us and the shares of common stock that are offered hereby, we refer you to the registration statement, including the exhibits thereto, which may be inspected, without charge at the office of the Securities and Exchange Commission.

      Copies of the registration statement may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matters involved.

                         Marine Shuttle Operations, Inc.

                          Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Auditors                                               F-2

Report of Independent Auditors                                               F-3

Consolidated Balance Sheets at December 31, 1999 and 1998                    F-4

Consolidated Statements of Loss and Comprehensive Loss for
      the two years ended December 31, 1999 and 1998, for
      the period from May 23, 1997 (inception) to December 31,
      1997, and cumulative from May 23, 1997 (inception)
      to December 31, 1999                                                   F-5

Consolidated Statements of Cash Flows for the two years
      ended December 31, 1999 and 1998, for the period from
      May 23, 1997 (inception) to December 31, 1997, and
      cumulative from May 23, 1997 (inception) to December 31, 1999          F-6

Consolidated Statements of Changes in Stockholders' Equity
      for the years ended December 31, 1999 and 1998,
      and from May 23, 1997 (inception) to December 31, 1997                 F-7

Notes to Consolidated Financial Statements                                   F-8

Consolidated Balance Sheets (Unaudited)
      at September 30, 2000 and December 31, 1999                           F-19

Consolidated Statements of Loss and Comprehensive Loss (Unaudited)
      for the three-month periods ended September 30, 2000
      and 1999, for the nine-month periods ended September 30, 2000 and 1999, and cumulative from May 23, 1997 (inception) to
      September 30, 2000                                                    F-20

Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2000 and 1999, and cumulative
      from May 23, 1997 (inception) to September 30, 2000                   F-21

Notes to Consolidated Financial Statements (Unaudited)                      F-22

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
      Marine Shuttle Operations Inc.

      We have audited the accompanying consolidated balance sheet of Marine Shuttle Operations Inc. (a development stage enterprise) as of December 31, 1999, and the related consolidated statements of loss and comprehensive loss, shareholders' equity, and cash flows for the year then ended, and for the period from May 23, 1997 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of December 31, 1998 and 1997, and for the period May 23, 1997 (inception) through December 31, 1998, were audited by other auditors whose report dated March 18, 1999 expressed an unqualified opinion on those statements and included an explanatory paragraph for the going concern uncertainty discussed in Note 2 to the financial statements. The financial statements for the period May 23, 1997 (inception) through December 31, 1998 include total revenues and net loss of $16,376 and $5,207,079, respectively. Our opinion on the consolidated statements of loss and comprehensive loss, shareholders' equity, and cash flows for the period May 23, 1997 (inception) through December 31, 1999, insofar as it relates to amounts for prior periods through December 31, 1998, is based solely on the report of other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marine Shuttle Operations Inc. at December 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended and the period from May 23, 1997 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that Marine Shuttle Operations Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and has a working capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                [ERNST & YOUNG LLP]

Houston, Texas
March 24, 2000

Independent Auditors' Report

To the Board of Directors and Stockholders of Marine Shuttle Operations Inc.
(a development stage company)

We have audited the accompanying consolidated balance sheets of Marine Shuttle Operations Inc. and subsidiaries (collectively, the "Company") as at December 31, 1998 and the related consolidated statements of loss and comprehensive loss, shareholders' equity (deficiency) and cash flows for the year ended December 31, 1998, and the period from May 23, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and the results of operations and cash flows for the year ended December 31, 1998, and the period from May 23, 1997 (inception) to December 31, 1997 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's negative working capital and deficit raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 2. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.


/s/DELOITTE & TOUCHE
Chartered Accountants
Vancouver, British Columbia, Canada
March 18, 1999

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

                           CONSOLIDATED BALANCE SHEETS
                                  (U.S.Dollars)

                                                            December 31,       December 31,
                                                                1999               1998
                                                            ------------       ------------
ASSETS
CURRENT ASSETS

Cash and cash equivalents                                   $  1,119,564       $    903,805
Restricted cash                                                   54,478            128,535
Accounts receivables                                              38,619             16,254
Other current receivables                                        114,305            173,577
                                                            ------------       ------------
Total Current Assets                                           1,326,966          1,222,171
                                                            ------------       ------------

Pension fund                                                          --              8,018
Property, plant and equipment, net                             5,980,857          2,067,287
Debt issue cost                                                1,109,510                 --
Goodwill, net                                                 28,096,422         31,389,355
Patents and agreements, net                                    2,732,240          3,249,396
                                                            ------------       ------------

TOTAL ASSETS                                                $ 39,245,995       $ 37,936,227
                                                            ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                            $    933,817       $    963,908
Notes payable                                                  2,550,000          3,605,390
Other current liabilities                                        341,246            241,253
                                                            ------------       ------------
Total current liabilities                                      3,825,063          4,810,551
                                                            ------------       ------------

Long Term Debt                                                   293,379                 --

Minority interests                                               228,826            555,417

Contingencies (Note 2)

SHAREHOLDERS' EQUITY
Authorized 75,000,000 common shares with a par value
of $0.001. Issued and outstanding 40,750,642 common
shares with a par value of $0.001 at December 31, 1999
and 32,557,607 common shares at December 31, 1998                 40,751             32,558
Other paid in capital                                         47,684,739         37,734,263
Deficit accumulated during the development stage             (12,570,929)        (5,207,079)
Accumulated other comprehensive income (loss)                   (255,834)            10,517
                                                            ------------       ------------
Total shareholders' equity                                    34,898,727         32,570,259
                                                            ------------       ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 39,245,995       $ 37,936,227
                                                            ============       ============

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
                                  (U.S.Dollars)

                                                                   Cumulative to
                                                                 December 31, 1999                                     Period from
                                                                    from date of     Year ended       Year ended     May 23, 1997 to
                                                                      inception      December 31,     December 31,     December 31,
                                                                    May 23, 1997         1999             1998             1997
                                                                 -----------------   ------------     ------------   ---------------
Operating revenues                                                  $    121,512     $    105,136     $     16,376     $         --
                                                                    ------------     ------------     ------------     ------------

OPERATING EXPENSES
 Personnel costs                                                       1,503,432        1,277,938          185,494           40,000
 Legal, audit and advisory services                                    1,665,086          472,958        1,119,700           72,428
 Cost of cancelled financing                                             606,721               --          606,721               --
 General and administrative expenses                                   1,725,661        1,270,413          402,745           52,503
 Marketing expenses                                                      952,647          300,157          652,490               --
 Technical development                                                   554,206          554,206               --               --
 Depreciation                                                            106,684           96,217           10,467               --
 Amortization - goodwill and intangibles                               5,767,371        3,885,167        1,882,204               --
 Loss on investment                                                       90,000               --           90,000               --
 Currency exchange loss (gain)                                             1,980          (28,005)          29,985               --
                                                                    ------------     ------------     ------------     ------------

 Total operating expenses                                             12,973,788        7,829,051        4,979,806          164,931
                                                                    ------------     ------------     ------------     ------------

 Interest expense, net of capitalized                                    116,657           23,389           93,268
 Interest income                                                         (71,413)         (56,864)         (14,549)              --
                                                                    ------------     ------------     ------------     ------------

 Net loss before minority interest                                  $(12,897,520)    $ (7,690,440)    $ (5,042,148)    $   (164,931)
                                                                    ------------     ------------     ------------     ------------

 Minority interest                                                      (326,591)        (326,591)              --               --
                                                                    ------------     ------------     ------------     ------------

 Net loss                                                           $(12,570,929)    $ (7,363,850)    $ (5,042,148)    $   (164,931)
                                                                    ============     ============     ============     ============
 Other comprehensive (loss) income:
 Accumulated other comprehensive
 Income (loss)                                                          (255,834)        (266,351)          10,517               --
                                                                    ------------     ------------     ------------     ------------

 Comprehensive loss                                                 $(12,826,762)    $ (7,630,201)    $ (5,031,631)    $         --
                                                                    ============     ============     ============     ============

 Basic and diluted loss per share                                                    $      (0.22)    $      (0.20)    $      (0.01)
                                                                                     ============     ============     ============

 Basic and diluted weighted average shares outstanding                                 33,611,545       25,720,000       18,931,982
                                                                                     ============     ============     ============

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (U.S.Dollars)

                                                                     Cumulative to
                                                                   December 31, 1999                                   Period from
                                                                      from date of    Year ended      Year ended     May 23, 1997 to
                                                                       inception      December 31,     December 31,   December 31,
                                                                      May 23, 1997        1999             1998           1997
                                                                   -----------------  ------------    ------------   ---------------
OPERATING ACTIVITIES
Net loss                                                              $(12,570,929)   $ (7,363,850)   $ (5,042,148)   $   (164,931)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                                            5,874,056       3,981,385       1,892,671              --
Minority interest                                                         (326,591)       (326,591)             --              --
Loss on investment                                                          90,000              --          90,000              --
Unrealized loss on foreign currency                                         39,790           7,698          32,092              --
Changes in working capital:
Accounts receivable                                                        (38,620)        (22,366)        (16,254)             --
Other current receivables and restricted cash                             (168,781)        (81,850)        (86,931)             --
Accounts payable                                                           933,817         (30,092)        947,817          16,092
Other current liabilities                                                  301,456         441,444        (143,842)          3,854
                                                                      ------------    ------------    ------------    ------------
Net cash used in operating activities                                   (5,865,802)     (3,394,222)     (2,326,595)       (144,985)
                                                                      ------------    ------------    ------------    ------------

INVESTING ACTIVITIES
Investments                                                               (100,000)             --        (100,000)             --
Capital expenditures                                                    (4,874,332)     (4,158,657)       (715,675)             --
Proceeds on sale of investment                                              10,260             260          10,000              --
Advance to Marine Shuttle Operations AS                                   (249,986)             --        (249,986)             --
Acquisition of Marine Shuttle Operations AS                                416,635              --         416,635              --
Advance to Offshore shuttle AS                                            (100,000)             --        (100,000)             --
Acquisition of Offshore Shuttle AS                                         482,476              --         482,476              --
                                                                      ------------    ------------    ------------    ------------
Net cash used in investing activities                                   (4,414,947)     (4,158,397)       (256,550)             --
                                                                      ------------    ------------    ------------    ------------

FINANCING ACTIVITIES
Issuance of capital stock                                               10,849,050      10,679,050              --         170,000
Share issue cost                                                          (736,381)       (720,381)             --         (16,000)
Debt issue cost                                                         (1,109,510)     (1,109,510)             --              --
Payment on note payable                                                 (5,875,000)     (5,875,000)             --              --
Borrowing on note payable                                                8,718,379       5,218,379       3,500,000              --
                                                                      ------------    ------------    ------------    ------------
Net cash provided by financing activities                               11,846,537       8,192,537       3,500,000         154,000
                                                                      ------------    ------------    ------------    ------------
Effect of exchange rate change on cash and cash equivalents               (446,223)       (424,158)        (22,065)

Net increase (decrease) in cash and cash equivalents                     1,119,564         215,759         894,790           9,015
                                                                      ------------    ------------    ------------    ------------

Cash and cash equivalents at beginning of period                                --         903,805           9,015              --
                                                                      ------------    ------------    ------------    ------------

Cash and cash equivalents at end of period                            $  1,119,564    $  1,119,564    $    903,805    $      9,015
                                                                      ============    ============    ============    ============
Supplemental disclosure of cash flow
Information:

Cash payments for interest                                            $     38,562    $     38,562    $         --    $         --
Cash receipts for interest                                            $    (71,413)   $    (56,864)   $    (14,549)   $         --

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (U.S.Dollars)
     Year ended December 31, 1999 and 1998, and from the date of inception,
                       May 23, 1997, to December 31, 1997

                                                                                    Accumulated other
                                                 Common Shares                        Comprehensive                       Total
                                           ------------------------       Paid-in        income        Accumulated    Shareholders'
                                             Shares        Amount         Capital        (loss)         (Deficit)        Equity
------------------------------------------------------------------------------------------------------------------------------------
Issued on incorporation                    10,000,000   $     10,000   $              $               $               $     10,000

Private placement                          10,020,000         10,020        133,980                                        144,000

Net loss                                                                                                  (164,931)       (164,931)
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,1997                20,020,000         20,020        133,980             --        (164,931)        (10,931)
------------------------------------------------------------------------------------------------------------------------------------

Issued on acquisition of MSOAS              7,600,000          7,600     22,792,400                                     22,800,000

Issued on acquisition of OSAS               4,937,607          4,938     14,807,883                                     14,812,821

Net loss                                                                                                (5,042,148)     (5,042,148)

Other comprehensive income -
foreign currency translation
adjustments                                                                                 10,517                          10,517

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998               32,557,607         32,558     37,734,263         10,517      (5,207,079)     32,570,259
------------------------------------------------------------------------------------------------------------------------------------

Private placements:
February 1999                               1,149,750          1,150      5,517,650                                      5,518,800
December 1999                               7,043,285          7,043      4,432,826                                      4,439,869

Net loss                                                                                                (7,363,850)     (7,363,850)

Other comprehensive (loss) -
foreign currency translation
adjustments                                                                               (266,351)                       (266,351)

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999               40,750,642   $     40,751   $ 47,684,739   $   (255,834)   $(12,570,929)   $ 34,898,727
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.    NATURE OF OPERATIONS

      Marine Shuttle Operations Inc. (the "Company"), through its majority-owned Norwegian subsidiary, Marine Shuttle Operations AS ("MSOAS"), is seeking to become a leading player in the market for decommissioning, installing and transporting of offshore oil and gas structures. The Company, being in the development stage, has not generated any significant revenues from operations and does not expect to generate any significant revenues from operations until the year 2002, at the earliest. There can be no assurance, however, that the Company will ever achieve commercially significant sales. To date, the Company has not entered into any contracts for the use of its proposed services, and no assurance can be given that any such contracts will materialize.

      In 1998, the Company acquired 100% of MSOAS, and approximately 68% of the outstanding capital stock of Offshore Shuttle AS ("OSAS"). At the time, OSAS held the licensing and marketing rights to the "Offshore Shuttle", a vessel being developed to lift and carry large installations without extensive cutting or dismantling. In September 1999, OSAS merged into MSOAS, and as a result, MSOAS is the holder of the licensing and marketing rights to the Offshore Shuttle, and the Company's ownership interest in MSOAS became approximately 81%. See Note 8. Unless the context otherwise requires, the term "Company" hereinafter includes Marine Shuttle Operations Inc. and its subsidiaries.

2.    GOING CONCERN

      The Company's ability to continue as a going concern is dependent on its ability to obtain significant additional financing. As shown in the financial statements, the Company is in the development stage and at December 31, 1999 has accumulated losses from operations amounting to $12,570,929 and a working capital deficit of $2,498,097, with no operating assets presently generating cash to fund its operating and capital requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company is seeking to raise additional capital. There can be no assurance that the Company will be able to raise additional capital on reasonable terms, if at all, or that any financing transaction will not be dilutive to current shareholders. If the Company is not able to raise additional capital, it may be required to significantly curtail or cease its operating activities. The financial statements have been prepared assuming that the Company will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and reflect the following significant accounting principles:

      PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Marine Shuttle Operations AS (MSOAS). Intercompany transactions and balances have been eliminated.

      ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      MARKETING

      All marketing and advertising costs are expensed as incurred.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.

      EQUIPMENT

      Equipment is recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

Computer equipment...........................................      30-35%
Office equipment.............................................      20-30%

      The average building period for an Offshore Shuttle is estimated to be 24 months. All direct costs including interest related to the construction of the Offshore Shuttle are capitalized as incurred, and depreciation will commence when the Offshore Shuttle is available for operation.

      GOODWILL AND OTHER INTANGIBLES

      Goodwill arising from acquisitions and other purchased intangibles are amortized on a straight-line basis over 10 years and 5 years to 10 years, respectively.

      Patents are recorded at cost or fair value at date of acquisition less accumulated amortization, which is calculated on a straight-line basis over their estimated lives.

      IMPAIRMENT OF LONG-LIVED ASSETS

      The carrying value of long-lived assets, principally goodwill and equipment, is reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For goodwill and equipment, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related assets.

      OPERATING REVENUE RECOGNITION

      As discussed in Note 1, the Company is in its development stage and therefore has no significant operating revenue. However, if and when the operations for decommissioning offshore oil or gas installations begin, the Company will recognize revenue based on contractual terms as services are performed. Operating revenue recognized in 1999 and 1998 pertains to study work performed on behalf of clients and was recognized as the work was performed.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      STOCK-BASED COMPENSATION

      In accordance with the provisions of the Financial Accounting Standards Board's ("FASB") Statement of Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow the Accounting Principles Board's Opinion No. 25, Accounting for Stock Issued to Employees and the related interpretations (`APB 25") in accounting for its employee stock-based compensation plans. Under APB 25, if the exercise price of employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

      FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

      The Company estimates that the carrying values of its cash and cash equivalents, current receivables and, payables, and notes payable approximate fair value at December 31, 1999 and 1998 due to the short-term maturity of the balances. Financial instruments which potentially subject the Company to concentration of credit risk are primarily cash and cash equivalents. It is the Company's practice to place its cash and cash equivalents in time deposits at commercial banks with high credit ratings. In foreign locations, local financial institutions are generally utilized for local currency needs. The Company limits the amount of exposure to any one institution and does not believe it is exposed to any significant credit risk.

      FOREIGN CURRENCY TRANSLATION

      The U.S. dollar is the functional currency of Marine Shuttle Operations Inc. MSOAS uses Norwegian Kroner ("NOK") as its functional currency. Accordingly, MSOAS translate assets and liabilities at current rates of exchange in effect at the balance sheet date. The resulting gains and losses from translation are deferred and recorded as a separate component of comprehensive income (loss) and as a component of shareholders' equity. Revenue and expense for MSOAS is translated using the average exchange rates in effect for the period. Foreign currency exchange gains and losses are recognized in other income (expense) as incurred.

      Revenues and expenses are translated at the average exchange rate for the reporting period. Gains and losses arising from translation of financial statements of subsidiaries not reporting in U.S. dollars are deferred and recorded as a separate component of comprehensive income (loss). The exchange rate between the NOK and U.S. dollar at December 31, 1999 was 8.0395 NOK to the US dollar.

      RECLASSIFICATIONS

      Certain reclassifications have been made to prior period amounts to conform with the current year presentation.

      RECENT PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments.

      SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The impact on the Company's financial statements has not been determined, but the Company currently does not use derivatives to manage its exposure to foreign exchange and interest rate risk. The Company will adopt SFAS 133 as of January 1, 2001.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

4.    RESTRICTED CASH

      Restricted cash includes taxes withheld from employees of the Norwegian subsidiaries of $33,791 and $72,614, for 1999 and 1998, respectively, and rental deposits of $20,687 and $55,921, for 1999 and 1998, respectively.

5.    ACCOUNTS RECEIVABLE

      Accounts receivable are recorded at net realizable value. No allowance for doubtful account has been provided.

6.    OTHER CURRENT RECEIVABLES

December 31,                                            1999              1998
--------------------------------------------------------------------------------
Prepaid expenses                                      $ 35,519          $ 41,684
VAT receivable                                          30,162            90,775
Other current receivable                                48,624            41,118
                                                      --------          --------
Total other current receivable                        $114,305          $173,577
                                                      --------          --------

7.    LOSS ON INVESTMENT

      On December 31, 1997, the Company entered into a Securities Purchase Agreement ("Agreement") to acquire 100 shares (constituting a 50% interest) of Kaizen Food Corporation ("Kaizen"), a Canadian private company. Pursuant to the Agreement the Company purchased 100 shares of Kaizen for $100,000, and was required to raise $500,000 on or before January 20, 1998 to fund Kaizen's research and development activities. Kaizen repurchased the stock during 1998 for $10,000 in full payment of the repurchase price.

8.    ACQUISITIONS

      On April 14, 1998, the Company acquired 100% of the issued and outstanding stock of Marine Shuttle Operations AS, a Norwegian company ("MSOAS "), in exchange for 7,600,000 common shares of the Company. The 7,600,000 shares are held by a trustee pursuant to the terms of a trust agreement. The shares cannot be sold prior to the release from the trust. The shares are to be released as to 10% on July 1, 2000, and an additional 30% on each of July 1, 2001, 2002, and 2003. This transaction was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The result of operations of MSOAS have been consolidated from April 14, 1998.

      In 1998, the Company acquired 3,291,738 shares of Offshore Shuttle AS ("OSAS"), a Norwegian limited company, representing approximately 68% of the outstanding OSAS capital stock, in exchange for 4,937,607 shares of the Company's common stock. The shares of the Company's common stock that were issued were recorded at a deemed value of $3.00 per share based on the estimated fair value of the net assets acquired from OSAS. This transaction was accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill and identified intangibles and is being amortized on a straight-line basis over 10 years. The results of operations of OSAS have been consolidated from December 31, 1998.

      In September 1999, OSAS merged into MSOAS. As a result, the Company's ownership in MSOAS became approximately 81%, and MSOAS became the holder of the licensing and marketing rights to the Offshore Shuttle. The merger was accounted for in a manner similar to the pooling of interests method. Prior results were not restated because the impact on the consolidated financial statements from inception through September 1999 was not material.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

8.    ACQUISITIONS (continued)

      The selected pro forma consolidated financial information for the Company set forth below gives effect to the acquisitions of the shares of MSOAS and OSAS, and presents the results of operations of the Company as if the MSOAS and OSAS acquisitions were made effective May 23, 1997. The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the acquisitions been made on May 23, 1997. Further, the pro forma financial information is not necessarily indicative of the results of operations or the financial position that may be obtained in the future.

                                   Cumulative from date
                                      of inception,                                 Period from
                                    May 23, 1997, to          Year ended          May 23, 1997 to
                                    December 31, 1999      December 31, 1998     December 31, 1997
                                    -----------------      -----------------     -----------------
Revenue                               $    191,709           $     29,633           $     56,940
                                      ------------           ------------           ------------
Net loss                              $(18,335,509)          $ (6,029,096)          $ (4,942,563)
                                      ------------           ------------           ------------
Basic and diluted loss per share                             $      (0.19)          $      (0.16)
                                                             ------------           ------------

9.    EQUIPMENT

December 31,                                        1999                1998
-----------------------------------------------------------          -----------
Computer and office equipment                    $  328,562          $  247,411
Construction in progress                          5,758,979           1,830,343
                                                 ----------          ----------
                                                  6,087,541           2,077,754
Accumulated depreciation                            106,684              10,467
                                                 ----------          ----------
                                                 $5,980,857          $2,067,287
                                                 ==========          ==========

Capitalized interest on construction in progress was $226,665 and $12,122, for the years ending December 31, 1999 and 1998, respectively.

10.   GOODWILL

December 31,                                        1999                1998
-----------------------------------------------------------         ------------
Total cost                                      $32,929,340         $32,929,340
Accumulated amortization                          4,832,918           1,539,985
                                                -----------         -----------
                                                $28,096,422         $31,389,355
                                                ===========         ===========

11.   PATENTS AND AGREEMENTS

December 31,                                        1999                1998
-----------------------------------------------------------          -----------
Total cost                                       $3,666,693          $3,591,615
Accumulated amortization                            934,453             342,219
                                                 ----------          ----------
                                                 $2,732,240          $3,249,396
                                                 ==========          ==========

12.   OTHER CURRENT LIABILITIES

December 31,                                         1999                1998
-----------------------------------------------------------            ---------
Accrued salary and social security cost            $107,180            $ 84,378
Accrued other operating expenses                    234,066             156,875
                                                   --------            --------
Total other current liabilities                    $341,246            $241,253
                                                   ========            ========

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

13.   NOTES PAYABLE

      In March 1998, the Company entered into a loan agreement with ValorInvest Ltd, an investment company based in Geneva, Switzerland, pursuant to which ValorInvest agreed to lend an aggregate of up to $3,500,000 to the Company at such times as the Company requested, provided that advances were to be made in increments of $250,000 and were not to exceed $500,000 in any single month. Pursuant to the loan agreement, the Company borrowed an aggregate of $3,500,000, which amount was evidenced by three non-negotiable promissory notes bearing interest at the rate of 7.5% per annum. In February 1999, the Company repaid all monies due under the notes, including interest, and the loan agreement was terminated.

      On March 1, 1999, the Company entered into a loan agreement with ValorInvest Ltd., an investment company, pursuant to which ValorInvest agreed to lend the Company an aggregate of up to $6,000,000. The loan agreement was amended and restated as of December 31, 1999. The loan agreement provides that advances shall be made in increments of $250,000 and shall not exceed $500,000 in any single month unless agreed to by ValorInvest. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable on December 31, 2000; except that if the Company raises, in the aggregate, in excess of $2,000,000 from equity or long term debt financings after January 1, 2000, then the loan shall be due to the extent of 25% of such excess. As of December 31, 1999, $3,875,000 had been advanced under the loan agreement, and $2,550,000 was outstanding under the loan agreement.

      In August 1999, the Company entered into a loan agreement with Statens naerings og distriktsutviklingsfond (the Norwegian Industrial and Regional Development Fund, "SND"), pursuant to which SND agreed to lend the Company an aggregate of up to NOK 4,000,000, (approximately $515,200) to finance specific tasks within the Offshore Shuttle project. As of December 31, 1999, NOK 2,358,617 (approximately $293,379) had been advanced under the loan agreement. The principal is repayable two years after disbursement, over five years in semi-annually installments, each in the amount of NOK 400,000.

      In October 1998, the Company entered into an engagement letter with MFC Merchant Bank S.A. pursuant to which MFC shall act, on a best-efforts basis, as agent for the Company in raising additional capital. As consideration for its services, MFC shall receive a success fee equal to five percent of the capital raised plus DM 100,000 (approximately $54,000) per month until the completion or termination of the MFC financing. In addition, all of MFC's out-of-pocket expenses shall be reimbursed, and if the Company raises the necessary funds through another source, MFC shall receive a break-up fee equal to the greater of $1,200,000 or 350,000 shares of common stock.

      In September 1999, the Board of Westdeutsche Landesbank Girozentrale (WestLB) of Dusseldorf issued its conditional approval to underwrite a U.S. $157.5 million loan facility for the first Offshore Shuttle. Based on such approval, the Company has mandated WestLB to act as sole arranger and underwriter for the financing. WestLB's commitment is subject to several material conditions, including satisfactorily completing its due diligence, the Company's obtaining European government guarantees to secure a significant portion of the loan facility, and its completing of an additional equity financing. The Company is seeking to fulfill these conditions within the next few months. The Company has deferred debt issue costs related to the financing.

14.   COMMITMENTS

      The Company has rental expenses for office lease of $212,167 and $122,092 for 1999 and 1998, respectively.

      MSOAS leases 938 square meters of office space in Sandnes, Norway from RC Group ASA. The lease is for a five-year period at an average annual rent of NOK 1,032,350 (approximately $129,000), and expires in 2003. In addition MSOAS leases offices in Oslo, Norway pursuant to a 22 month lease at an annual rental of NOK 234,554 (approximately $29,000). The agreement expires April 2001.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

15.   RELATED PARTY TRANSACTIONS

      MSOAS is a party to a personnel services agreement with RC Consultants AS ("RCC"), and leases office space from RC Group ASA. RCC is wholly owned subsidiary of RC Group ASA. The Chairman of RCC is also the Chairman of MSOAS and the President and principal shareholder of RC Group ASA. The Company paid approximately $2,093,701 and $532,200, in 1999 and 1998, respectively, to RCC for services under the personnel services agreement. Compensation for services rendered under such agreement is to be based on normal trade terms. The Company paid a total of approximately $2,336,915 and $587,995 in 1999 and 1998, respectively, to companies within the RC Group.

      MSOAS is a party to a cooperation agreement with Schuller Industrieentsorgung AG ("Schuller") pursuant to which Schuller shall provide waste management, onshore dismantling, oil pollution prevention, and cleanup services. The Company paid approximately $193,309 and $127,217, in 1999 and 1998 respectively, to Schuller for marketing research and other services rendered. The President and a director of the Company are shareholders and members of the supervisory board of Schuller.

      MSOAS has entered into an agreement with Thyssen Krupp Stahlunion GmbH ("TKSU") with respect to marketing and procurement services. The Company paid approximately $224,217 and $65,126, in 1999 and 1998, respectively, to TKSU under such agreement. A director of the Company is an officer and the head of the Pipes, Offshore, Special Products Department of TKSU.

      During the years ended December 31, 1999 and 1998, the Company paid approximately $23,313 and $103,894, respectively, to a law firm, a member of which is a director of the Company.

      Under a consultancy agreement that expired December 31, 1999, the Company paid remuneration of approximately $120,350 and $127,265 in 1999 and 1998, respectively, to a shareholder of the Company and a former Board member of OSAS.

      On March 31, 1998, MSOAS entered into an agreement with a former member of the Board of OSAS and a former Managing Director of OSAS regarding the exclusive transfer of the intellectual property rights relating to the Offshore Shuttle concept (the "Rights"). The agreement provides that if MSOAS for any reason whatsoever should cease to continue in an active manner its activities related to the concept, the Rights could be transferred back to them against certain compensation. In the event that MSOAS wishes to transfer the rights to a third party, the two individuals shall have the right of first refusal with respect to such transfer.

      An addendum to the intellectual property agreement was signed in March, 2000 which provides that, subject to the fulfillment of certain conditions, the two individuals shall waive and relinquish the right of first refusal and any and all rights to have the Rights transferred back to them. The conditions are related to the Company achieving a written confirmation for a financing for the full and complete design and fabrication of the first Offshore Shuttle, and the Company entering into such contracts as are required for the design, construction and complete fabrication of the first Offshore Shuttle. In consideration of the waiver of the Rights, the Company shall grant to each of the two individuals warrants to purchase 125,000 shares of common stock of the Company at value $1 per share. Such warrants shall be granted immediately only upon satisfaction of the above mentioned conditions.

16.   STOCK OPTION PLAN

      The Company has established a Stock Option Plan for employees, officers, directors, consultants, and advisors. Options granted under the Stock Option Plan may be either incentive stock option or non-qualified stock options. The Company has reserved 2,000,000 common shares for issuance under the Stock Option Plan.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

16.   STOCK OPTION PLAN (continued)

      Options granted for issuance under the Stock Option Plan generally are not transferable, and the exercise price of incentive stock options must be at least equal to 100% (110% in the case of optionees who own more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the common shares on the date of grant. As of December 31, 1999, no options had been granted or were outstanding under the Stock Option Plan. See note 20.

      The Company has established a Stock Option Plan for employees, officers, directors, consultants, and advisors. Options granted under the Stock Option Plan may be either incentive stock option or non-qualified stock options. The Company has reserved 2,000,000 common shares for issuance under the Stock Option Plan. Options granted for issuance under the Stock Option Plan generally are not transferable, and the exercise price of incentive stock options must be at least equal to 100% (110% in the case of optionees who own more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the common shares on the date of grant. As of December 31, 1999, no options had been granted or were outstanding under the Stock Option Plan. See note 20.

      The Stock Option Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"). The Board of Directors or the Committee, as the case may be, has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and the exercisability thereof. The term of any option granted under the Stock Option Plan may not exceed ten years. The specific terms of each option grant shall be approved by the Board of Directors or the Committee.

      In 1997, OSAS adopted a stock option plan which provides for the granting of incentive options to employees and board members to purchase an aggregate of 220,000 shares of OSAS common stock at prices and terms to be decided by the Board of Directors. Options granted under the stock option plan may be exercisable for a period of up to three years from the date of grant. All options granted under this plan have exercise prices equal to the fair market value of the stock on the date of grant and increasing at a rate of one percent per month. Upon the merger in 1999 with MSOAS, the OSAS stock option plan was adopted by MSOAS. Options to purchase 150,000 shares of common stock in MSOAS have been issued to employees.

      The activities in relation to the stock incentive plan are summarized as follows:

                                                                    Number of
                                                                     Shares
                                                                    ---------
Granted  in and outstanding at December 31, 1997                     135,000
Granted in 1998                                                       45,000
Exercised in 1998                                                     15,000
Canceled in 1998                                                      15,000
                                                                     -------
Outstanding at December 31, 1999 and 1998                            150,000
                                                                     -------

No stock options were granted or exercised under this plan during 1999.

      The Company applies APB 25 in accounting for its stock option plans. Accordingly, because the option price is equal to the fair market price at the date of grant, no compensation expense has been recognized for its stock option plans.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

17.   PENSION

      MSOAS has a defined benefit retirement plan which covers all of their employees. Plan benefits are based on years of service and final salary levels. The plan is administrated by an insurance company. Contributions to plan are made in accordance with Norwegian laws and regulations. Net periodic benefit costs were $49,693 for the year ended December 31, 1999. There was no cost recorded in the Company's consolidated financial statements in prior years.

December 31,                                               1999           1998
--------------------------------------------------------------------------------
Status of pension plans reconciled to balance sheet
Defined benefit plans:
Projected benefit obligation at end of the year          $ 43,671       $ 38,553
Fair value of plan assets at end of the year               42,975         46,570
                                                         --------       --------
Funded status of the plans at end of year                $   (696)      $  8,017
                                                         --------       --------
Weighted-average assumptions at end of year
Discount rate                                                 7 %            7 %
Expected return on plan assets                                6 %            6 %
Rate of compensation increase                                 3 %            3 %

18.   INCOME TAXES

      The Company has no provision for income taxes for the year ended December 31, 1999 because the Company generated a loss for the year which may not be currently benefited. The Company's net operating loss carry-forwards for U.S. and Norwegian tax purposes as of December 31, 1999 and 1998 were approximately as follows:

December 31,                                    1999                     1998
--------------------------------------------------------------------------------
U.S.                                         $2,758,757               $2,021,108
Norway                                       $6,999,678               $4,050,483
                                             ----------               ----------
Total                                        $9,758,435               $6,071,591

      To the extent not used, the operating loss carryforwards will expire in varying amounts beginning in the year 2007. Based on available evidence, including the Company's history of operating losses, the uncertainty of future profitability and the impact of tax laws which may limit the Company's ability to utilize such loss carry-forwards, management has recorded a full valuation allowance against the Company's net deferred tax assets.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

18.   INCOME TAXES (continued)

      The difference between the Company's effective tax rate and the U.S. statutory rate for income taxes was as follows:

                                    YEAR ENDED           YEAR ENDED       PERIOD FROM MAY 23,
                                   DECEMBER 31,         DECEMBER 31,      1997 TO DECEMBER 31,
                                       1999                1998                  1997
                                   ------------         ------------      --------------------

Statutory Rate                         35.00%              35.00%                 35.00%

Amortization of Goodwill              -17.68%             -13.07%                  0.00%

Other Permanent Differences            -0.03%              -0.20%                 -0.85%

Foreign Tax Rate Differential          -2.74%              -1.81%                  0.00%

Change in Valuation Allowance         -14.55%             -19.92%                -34.15%
                                     -------             -------                -------
Effective Rate                          0.00%               0.00%                  0.00%
                                     =======             =======                =======

      Significant components of the Company's deferred tax assets and liabilities were approximately as follows:

December 31,                              1999              1998              1997
---------------------------------------------------------------------------------------
Net Operating Loss Carry-forwards      $ 2,934,760       $ 1,832,062       $    57,726

Valuation Allowance                    ($2,934,760)      ($1,832,062)      ($   57,726)
                                       -----------       -----------       -----------
Net Deferred Tax Asset                         Nil               Nil               Nil

19.   SEGMENT DISCLOSURES

      The Company is currently marketing and making preparations for the construction of its first Offshore Shuttle. In accordance with SFAS No. 131 the Company considers its business to consist of one reportable operating segment. All of the Company's physical assets are located in Norway.

20.   SUBSEQUENT EVENTS

      In February, 2000, the Company granted incentive stock options to purchase 100,000 shares of common stock, of the Company (the "Common Stock"), at the price of $1.00 per share (the fair market value of the Common Stock on the date of grant), to a Vice President and Director of the Company.

      In February 2000, the Company entered into a loan agreement with MFC Merchant Bank S.A, pursuant to which MFC agreed to lend the Company an aggregate of up to $2,000,000, provided that advances shall not exceed $350,000 in any single month. Any monies advanced under this loan agreement shall bear interest at the rate of LIBOR plus 3.5% per annum and shall be due and payable in full on February 25, 2001.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                DECEMBER 31, 1999

20.   SUBSEQUENT EVENTS (continued)

      In February 2000, the Company signed a Memorandum of Understanding with the Italian Ministry of Industry and various other Italian governmental entities with respect to the financing of the first Offshore Shuttle. The financial support from the various governmental entities would be in the form of equity, debt and government guarantee, and is subject to numerous material conditions, including the satisfactory completion of due diligence, the submission by an Italian shipyard of a competitive construction bid with terms and conditions acceptable to the Company, the arrangement of sufficient commercial debt financing with a major bank, and the raising of additional equity capital.

      Effective February 8, 2000, the Company entered into a two-year loan out agreement with Mancorp AS for the services of Stephen Adshead. The agreement provides that Mancorp AS shall loan out the services of Mr. Adshead who shall devote at least 50% of his professional and business time to serve as Vice President to the Company and shall receive a salary of $60,000 per annum.

21.   COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE

                                                                                                               PERIOD FROM MAY 23,
                                                                       YEAR ENDED            YEAR ENDED             1997 TO
                                                                      DECEMBER 31,          DECEMBER 31,          DECEMBER 31,
                                                                          1999                  1998                  1997
                                                                      ------------------------------------------------------------
Net loss  for the period attributable to basic loss per share         $ (7,363,850)         $ (5,042,148)         $   (164,931)
Net loss for the period attributable to diluted
earnings per share                                                    $ (7,363,850)         $ (5,042,148)         $   (164,931)
Weighted average shares outstanding                                     33,611,545            25,720,000            18,931,982
Dilutive stock options                                                          --                    --                    --
Total shares for basic and fully diluted loss per share                 33,611,545            25,720,000            18,931,982
Basic loss per share                                                  $      (0.22)         $      (0.20)         $      (0.01)
Diluted loss per share                                                $      (0.22)         $      (0.20)         $      (0.01)

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                           CONSOLIDATED BALANCE SHEETS
                                  (U.S.Dollars)

                                                              September 30,     December 31,
                                                                  2000              1999
                                                              ------------      ------------
ASSETS                                                        (unaudited)
CURRENT ASSETS
 Cash and cash equivalents                                    $    288,572      $  1,119,564
 Restricted cash                                                    31,696            54,478
 Accounts receivables                                               85,162            38,619
 Other current receivables                                         100,162           114,305
                                                              ------------      ------------
 Total Current Assets                                              505,592         1,326,966

 Property, plant and equipment, net                              6,439,964         5,980,857
 Debt issue cost                                                 1,641,265         1,109,510
 Goodwill, net                                                  26,778,751        28,096,422
 Patents and agreements, net                                     2,863,376         2,732,240
                                                              ------------      ------------
 TOTAL ASSETS                                                 $ 38,228,948      $ 39,245,995
                                                              ============      ============

 LIABILITIES AND SHAREHOLDERS` EQUITY
 Current Liability
 Accounts payable                                             $    578,839      $    933,817
 Notes payable                                                   4,800,000         2,550,000
 Other current liabilities                                         552,992           341,246
                                                              ------------      ------------
 Total current liabilities                                       5,931,831         3,825,063

 Long Term Debt                                                    258,206           293,379

 Minority interest                                                      --           228,826

 Contingency (Note 3)

 SHAREHOLDERS' EQUITY
 Authorized 75,000,000 common shares with a par
 value of $0.001. Issued and outstanding 43,988,356, and
 40,750,642 common shares with a par value of $0.001
 at September 30, 2000 and December 31, 1999 respectively           43,988            40,751
 Other paid in capital                                          50,103,423        47,684,739
 Deficit accumulated during the development stage              (17,326,485)      (12,570,929)
 Accumulated other comprehensive loss                             (782,015)         (255,834)
                                                              ------------      ------------
 Total shareholders' equity                                     32,038,911        34,898,727
 TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                                       $ 38,228,948      $ 39,245,995
                                                              ============      ============

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
                                  (U.S.Dollars)
                                   (unaudited)

                                                      Cumulative to
                                                      September 30,
                                                          2000              Three Months Ended              Nine Months Ended
                                                       from date of            September 30,                   September 30,
                                                        inception      ----------------------------    ----------------------------
                                                       May 23, 1997        2000            1999            2000            1999
                                                      -------------    ------------    ------------    ------------    ------------
Operating revenues                                     $    230,048    $    108,536    $     36,072    $    108,536    $     59,804
                                                       ------------    ------------    ------------    ------------    ------------

OPERATING EXPENSES
 Personnel costs                                          2,532,745         492,338         409,664       1,029,313       1,275,478
 Legal, audit and advisory services                       1,954,906          59,201          68,267         289,818         368,182
 Cost of cancelled financing                                606,721              --              --              --              --
 General and administrative                               2,273,539         170,023         188,804         547,879         767,008
 Marketing                                                1,094,822          37,624          76,719         142,176         251,513
 Technical development                                      583,403              --           9,445          29,197         278,499
 Depreciation                                               171,895          27,982          23,076          65,211          72,491
 Amortization - goodwill and intangibles                  8,753,209       1,016,899         968,215       2,985,838       2,904,646
 Loss on investment                                          90,000              --              --              --              --
 Currency exchange loss (gain)                              (12,673)         (8,082)        (76,051)        (14,655)         28,685
                                                       ------------    ------------    ------------    ------------    ------------

 Total operating expenses                              $ 18,048,567    $  1,795,985    $  1,668,139    $  5,074,777    $  5,946,503
                                                       ------------    ------------    ------------    ------------    ------------

 Interest expense, net of capitalized                       141,151          15,996           8,612          24,494          19,890
 Interest income                                            (80,667)         (1,390)         (5,058)         (9,253)        (40,990)

 Net loss before minority interest                     $(17,879,003)   $ (1,702,055)   $ (1,635,621)   $ (4,981,482)   $ (5,865,599)
                                                       ------------    ------------    ------------    ------------    ------------

 Minority interest                                         (552,518)             --         (28,956)       (225,927)       (176,253)
                                                       ------------    ------------    ------------    ------------    ------------

 Net loss                                              $(17,326,485)   $ (1,702,055)   $ (1,606,665)   $ (4,755,555)   $ (5,689,346)
                                                       ============    ============    ============    ============    ============

 Other comprehensive loss:
  Accumulated other comprehensive loss -
    foreign currency translation adjustments               (782,015)       (371,718)        (32,773)       (627,553)        (27,360)
                                                       ------------    ------------    ------------    ------------    ------------

 Comprehensive loss                                    $(18,108,500)   $ (2,073,773)   $ (1,639,438)   $ (5,383,108)   $ (5,716,706)
                                                       ============    ============    ============    ============    ============

 Basic and diluted loss per share                                      $      (0.04)   $      (0.05)   $      (0.11)   $      (0.17)
                                                                       ============    ============    ============    ============

 Basic and diluted weighted average shares outstanding                   43,988,356      33,707,357      42,399,799      33,605,996
                                                                       ============    ============    ============    ============

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (U.S.Dollars)
                                   (unaudited)

                                                     Cumulative to              Nine Months Ended
                                                   September 30, 2000             September 30,
                                                 From date of inception  -------------------------------
                                                      May 23, 1997           2000               1999
                                                 ----------------------  ------------       ------------
OPERATING ACTIVITIES
Net Loss                                              $(17,326,485)      $ (4,755,555)      $ (5,689,346)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization                            8,925,106          3,051,050          2,977,137
Minority interest                                         (552,518)          (225,927)          (176,253)
Loss on investment                                          90,000                 --                 --
Unrealized gain on foreign currency                         34,780             (5,010)            62,657
Changes in working capital:
Accounts receivable                                        (85,162)           (46,543)           (19,735)
Other current receivables and restricted cash             (131,857)            36,925             47,734
Accounts payable                                           578,840           (354,977)           163,014
Other current liabilities                                  518,212            216,756            (19,513)
                                                      ------------       ------------       ------------
Net cash used in operating activities                 $ (7,949,084)      $ (2,083,281)      $ (2,654,305)
                                                      ------------       ------------       ------------

INVESTING ACTIVITIES

Investments                                               (100,000)                --                 --
Capital expenditures                                    (5,417,558)          (543,226)        (3,586,968)
Proceeds on sale of investment                              10,260                 --                 --
Advance to Marine Shuttle Operations AS                   (249,986)                --                 --
Acquisition of Marine Shuttle Operations AS                416,635                 --                 --
Advance to Offshore shuttle AS                            (100,000)                --                 --
Acquisition of Offshore Shuttle AS                         482,476                 --                 --
                                                      ------------       ------------       ------------
Net cash used in investing activities                 $ (4,958,173)      $   (543,226)      $ (3,586,968)
                                                      ------------       ------------       ------------

FINANCING ACTIVITIES

Issuance of capital stock                               11,564,050            715,000          5,748,750
Share issue cost                                          (746,881)           (10,500)          (229,950)
Debt issue cost                                         (1,641,265)          (531,755)          (854,200)
Payment on Note payable                                 (5,875,000)                --         (3,500,000)
Borrowing on Note payable                               10,968,378          2,250,000          4,941,567
                                                      ------------       ------------       ------------
Net cash provided by financing activities             $ 14,269,282       $  2,422,745       $  6,106,167
                                                      ------------       ------------       ------------
Effect of exchange rate change in cash and
cash equivalents                                        (1,073,453)          (627,230)          (132,579)
Net increase (decrease) in cash and cash equiv        $    288,572       $   (830,992)      $   (267,685)
                                                      ------------       ------------       ------------
Cash and cash equivalents at beginning of period                --          1,119,564            903,805
                                                      ------------       ------------       ------------
Cash and cash equivalents at end of period            $    288,572       $    288,572       $    636,120
                                                      ============       ============       ============

See accompanying notes to consolidated financial statements.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1.    BASIS OF PRESENTATION

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. In connection with the preparation of these financial statements, management was required to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues, expenses and disclosure of contingent liabilities. Actual results could differ from such estimates. These financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Unless the context otherwise requires, the term "Company" hereinafter includes Marine Shuttle Operations Inc. and its subsidiary. Certain reclassifications having no effect on income have been made to the 1999 financial statements to conform to the current period presentation.

2.    NATURE OF OPERATIONS

      Marine Shuttle Operations Inc. (the "Company"), through its wholly-owned Norwegian subsidiary, Marine Shuttle Operations AS ("MSOAS"), is seeking to become a leading player in the market for decommissioning, installing and transporting of offshore oil and gas structures. The Company, being in the development stage, has not generated any significant revenues from operations and does not expect to generate any significant revenues from operations until the year 2003 at the earliest. There can be no assurance, however, that the Company will ever achieve commercially significant sales. To date, the Company has not entered into any contracts for the use of its proposed services, and no assurance can be given that any such contracts will materialize.

      In 1998, the Company acquired 100% of MSOAS, and approximately 68% of the outstanding capital stock of Offshore Shuttle AS ("OSAS"). At the time, OSAS held the licensing and marketing rights to the "Offshore Shuttle", a vessel being developed to lift and carry large installations without extensive cutting or dismantling. In September 1999, OSAS merged into MSOAS. As a result, MSOAS became the holder of the licensing and marketing rights to the Offshore Shuttle, and the Company's ownership interest in MSOAS was reduced to approximately 81%. The merger was accounted for in a manner similar to the pooling of interests method. Prior results were not restated because the impact on the consolidated financial statements from inception through September 1999 was not material.

      In April 2000, the Company acquired an additional 8.41% of the outstanding shares of MSOAS in exchange for an aggregate of 1,030,002 shares of common stock. In June 2000, the Company acquired an additional 9.69% of the outstanding shares of MSOAS in exchange for an aggregate of 1,186,283 shares of common stock, and acquired the remaining MSOAS shares (approximately 0.77%) for cash. These acquisitions were accounted for as a purchase. As a result, the Company now owns 100% of the outstanding shares of MSOAS.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
                                   (unaudited)

3.    GOING CONCERN

      The Company's ability to continue as a going concern is dependent on its ability to obtain significant additional financing. As shown in the financial statements, the Company is in the development stage and at September 30, 2000 had accumulated losses from operations amounting to $17,326,485 and a working capital deficit of $5,426,239, with no operating assets presently generating cash to fund its operating and capital requirements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company is seeking to raise additional capital. There can be no assurance that the Company will be able to raise additional capital on reasonable terms, if at all, or that any financing transaction will not be dilutive to current shareholders. If the Company is not able to raise additional capital, it may be required to significally curtail or cease its operating activities. The financial statements have been prepared assuming that the Company will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

4.    EXTERNAL FINANCING

      On March 1, 1999, the Company entered into a loan agreement with ValorInvest Ltd., an investment company, pursuant to which ValorInvest agreed to lend the Company an aggregate of up to $6,000,000. The loan agreement was amended and restated as of December 31, 1999. The loan agreement provides that advances shall be made in increments of $250,000 and shall not exceed $500,000 in any single month unless agreed to by ValorInvest. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable on December 31, 2000; except that if the Company raises, in the aggregate, in excess of $2,000,000 from equity or long term debt financings after January 1, 2000, then the loan shall be repayable to the extent of 25% of such excess. As of September 30, 2000, $2,550,000 had been advanced under this loan agreement.

      In August 1999, the Company entered into a loan agreement with Statens naerings og distriktsutviklingsfond (the Norwegian Industrial and Regional Development Fund, "SND"), pursuant to which SND agreed to lend the Company an aggregate of up to NOK 4,000,000 (approximately $436,857) to finance specific tasks within the Offshore Shuttle project. As of September 30, 2000, NOK 2,358,617 (approximately $257,595) had been advanced under the loan agreement. The principal is repayable over five years commencing two years after disbursement, in semi-annually installments, each in the amount of NOK 400,000.

      In October 1998, the Company entered into an engagement letter with MFC Merchant Bank S.A. pursuant to which MFC shall act, on a best-efforts basis, as agent for the Company in raising additional capital. As consideration for its services, MFC shall receive a success fee equal to five percent of the capital raised plus DM 100,000 (approximately $54,000) per month until the completion or termination of the MFC financing. In addition, all of MFC's out-of-pocket expenses shall be reimbursed, and if the Company raises the necessary funds through another source, MFC shall receive a break-up fee equal to the greater of $1,200,000 or 350,000 shares of common stock. In June 2000, MFC agreed to defer the monthly fee obligation from May 1, 2000 through December 1, 2000 or until additional equity is raised, whichever comes first. In return for granting this deferral, the deferred fees will be increased by 10%. This 10% premium may be paid with shares of common stock.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
                                   (unaudited)

4.    EXTERNAL FINANCING (continued)

      In September 1999, the Board of Westdeutsche Landesbank Girozentrale (WestLB) of Dusseldorf issued its conditional approval to underwrite a $157.5 million loan facility for the first Offshore Shuttle. Based on such approval, the Company has mandated WestLB to act as sole arranger and underwriter for the financing. WestLB's commitment is subject to several material conditions, including satisfactorily completing its due diligence, the Company's obtaining European government guarantees to secure a significant portion of the loan facility, and its completing of an additional equity financing. The Company is seeking to fulfill these conditions. The Company has deferred debt issue costs related to the financing.

      In February 2000, the Company entered into a loan agreement with MFC Merchant Bank S.A pursuant to which MFC agreed to lend the Company an aggregate of up to $2,000,000, provided that advances shall not exceed $350,000 in any single month. Any monies advanced under the loan agreement shall bear interest at the rate of LIBOR plus 3.5% per annum and shall be due and payable in full on February 25, 2001. As of September 30, 2000, $900,000 had been advanced under the loan agreement.

      In April 2000, the Company consummated a private placement of 450,000 shares of common stock for gross proceeds of $315,000.

      In June 2000, the Company consummated a private placement of 571,429 shares of common stock for gross proceeds of $400,000.

      In July 2000, the Company entered into a loan agreement with Mr. Holger Timm, a foreign individual, pursuant to which Mr. Timm agreed to lend the Company an aggregate of up to $1,500,000, provided that advances shall not exceed $500,000 in any single month. Any monies advanced under the loan agreement shall bear interest at the rate of 7.5% per annum and shall be due and payable in full on December 31, 2000. The advances may be converted at the option of the lender into the Company's common stock at 80% of the five day average trading price of the common stock prior to conversion, but not less than a floor price as calculated pursuant to the loan agreement. As of September 30, 2000, $1,350,000 had been advanced under the loan agreement. Because of the floor price, there is no beneficial conversion feature with respect to the advance as of September 30, 2000.

5.    INCOME TAXES

      The Company has not provided for an income tax liability due to the availability of operating loss carry-forwards. The Company has net operating losses which may give rise to future tax benefits of approximately $3,817,000 as of September 30, 2000. To the extent not used, net operating loss carry-forwards expire in varying amounts beginning in the year 2007. Based on available evidence, including the Company's history of operating losses, the uncertainty of future profitability and the impact of tax laws which may limit the Company's ability to utilize such loss carry-forwards, management has recorded a full valuation allowance against the realization of the net deferred tax assets.

                         MARINE SHUTTLE OPERATIONS INC.
                          (A development stage company)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
                                   (unaudited)

6.    STOCK OPTIONS

      As of September 30, 2000, options to purchase 110,000 shares were outstanding under the Stock Option Plan. The Company applies APB 25 in accounting for its stock option plans. Accordingly, because the option price is equal to the fair market price at the date of grant, no compensation expense has been recognized for its stock option plans.

7.    RECENT PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The impact on the Company's financial statements has not been determined, but the Company currently does not use derivatives to manage its exposure to foreign exchange and interest rate risk. The Company will adopt SFAS 133 as of January 1, 2001.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. This interpretation modifies the current practice of accounting for certain stock award agreements and is generally effective beginning July 1, 2000. The initial impact of this interpretation on the Company's results of operations and financial position was not material.

8.    GOODWILL

                                               September 30,        December 31,
                                                   2000                 1999
-----------------------------------------------------------         ------------
Total cost                                      $34,127,918          $32,929,340
Accumulated amortization                          7,349,167            4,832,918
                                                -----------          -----------
                                                $26,778,751          $28,096,422
                                                ===========          ===========

9.    SUBSEQUENT EVENT

      On October 18, 2000, MSOAS entered into a new lease agreement with RC Group ASA for office space in Sandnes, Norway. The annual lease is for NOK435,852 ($47,600) with adjustments for increases in the consumer price index. The agreement expires in October 2003. Sverre Hanssen, the Chairman of the Board of Directors of MSOAS, is the principal shareholder and the President of RC Group ASA.

      You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing the this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                   -----------

                                Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary....................................................
Risk Factors..........................................................
Dividend Policy.......................................................
Capitalization........................................................
Price Range of Common Stock...........................................
Selected Consolidated Financial Data..................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations............................................
Business..............................................................
Management............................................................
Principal Stockholders................................................
Selling Stockholders..................................................
Plan of Distribution..................................................
Use of Proceeds.......................................................
Certain Transactions..................................................
Description of Securities.............................................
Shares Eligible for Future Sale.......................................
Legal Matters.........................................................
Experts...............................................................
Additional Information................................................
Index to Financial Statements.........................................     F-1

                                   -----------

                         Marine Shuttle Operations Inc.
                        11,409,571 Shares of Common Stock
                                   -----------

                                   PROSPECTUS
                                __________ , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than underwriting, discounts and commissions, payable by the Registrant in connection with its sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Registration Fee (Securities and Exchange Commission)..............         $847
Accounting Fees and Expenses ......................................            $
Legal Fees and Expenses............................................            $
Miscellaneous Expenses ............................................            $
                                                                            ----
      Total........................................................            $

Item 14. Indemnification of Directors and Officers.

      The Nevada General Corporation Law (the "GCL") authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the GCL require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under the GCL is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or By-Laws of a corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status of officer or director of the corporation, whether or not the corporation would have the power to indemnify him or her against such liability under the GCL.

      The Registrant's Articles of Incorporation: (i) eliminates the personal liability of the directors of the Registrant to the fullest extent permitted by the GCL and (ii) provides that the Registrant shall indemnify, to the fullest extent permitted by the GCL, any and all persons whom it shall have the power to indemnify under the GCL from all expenses, liabilities, or other matters referred to in or covered by the GCL. The By-Laws of the Registrant provide that the Registrant shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Registrant, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding to the fullest extent permitted under the GCL.

Item 15. Recent Sales of Unregistered Securities.

      Since its inception, the Registrant has made the following issuances of securities, none of which were registered under the Securities Act of 1933, as amended (the "Securities Act").

      On or about June 6, 1997, the Registrant's four founders, all of whom are foreign residents, contributed an aggregate of $10,000 to the Company in exchange for an aggregate of 10,000,000 shares of common stock pursuant to Rule 504 promulgated under the Securities Act ("Rule 504").

      On June 15, 1997, the Registrant sold an aggregate of 10,000,000 shares of common stock to various foreign investors pursuant to Rule 504. The gross proceeds from the sale were $100,000.

      On August 8, 1997, the Registrant sold an aggregate of 20,000 shares of common stock to various foreign investors pursuant to Rule 504. The gross proceeds from the sale were $60,000.

      On April 14, 1998, the Registrant issued 7,600,000 shares of common stock pursuant to Regulation S promulgated under the Securities Act ("Regulation S") in exchange for all of the issued and outstanding shares of capital stock of Marine Shuttle Operations AS.

      In May, 1998, the Registrant acquired 3,291,738 shares of Offshore Shuttle AS ("OSAS") in exchange for 4,937,607 shares of common stock pursuant to Regulation S. All of such shares were held in escrow until December 21, 1998.

      In February 1999, the Registrant sold an aggregate of 1,149,750 shares of common stock to various foreign investors pursuant to Regulation S. The gross proceeds from the sale were approximately $5.75 million. Berliner Effektenbank AG, a German investment bank, received a fee of $229,950 for serving as placement agent.

      In December 1999, the Registrant sold 7,043,285 shares of common stock to various foreign investors pursuant to Regulation S. The gross proceeds from the sale were approximately $4.93 million. The shares were sold through Berliner Effektenbank AG and Christiana Markets, who received fees in the aggregate amount of $490,430.

      In April 2000, the Registrant sold 450,000 shares of common stock to a foreign investor pursuant to Regulation S. The gross proceeds from the sale were $315,000.

      On April 10, 2000, the Registrant issued an aggregate of 1,030,002 shares of common stock to two foreign investors in exchange for an aggregate of 1,030,002 shares of common stock of Marine Shuttle Operations AS. The shares were issued pursuant to Regulation S.

      In June 2000, the Registrant acquired an additional 1,186,283 shares of Marine Shuttle Operations AS in exchange for the issuance of an aggregate of 1,186,283 shares of common stock pursuant to Regulation S and Rule 802.

      In June, 2000, the Registrant consummated a private placement of 571,429 shares of Common Stock for gross proceeds of $400,000. The shares were sold to a foreign investor pursuant to Regulation S.

      In July, 2000, the Registrant issued a promissory note in the principal amount of $1.5 million to a foreign person in accordance with Regulation S. The note is due and payable on or before December 31, 2000, but may be converted into shares of common stock at the option by the holder.

Item 16. Exhibits.

 2.1 Stock Purchase Agreement, dated February 19, 1998, between the Registrant and Franz Eder. Incorporated by reference to Exhibit 2.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

 3.1 Articles of Incorporation of the Registrant, as amended. Incorporated by reference to Exhibit 3.1 to the Registrants Registration on Form S-1, File No. 333-58465.

 3.2 Amended and Restated By-laws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Registration on Form S-1, File No. 333-58465.

 4.1 Form of Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.1 Head License Agreement between Marine Shuttle Operations AS and Offshore Shuttle AS dated March 31, 1998, amended as of September 1, 1998 and as of November 20, 1998. Incorporated by reference to Exhibit 10.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.2 Co-operation Agreement between Marine Shuttle Operations AS and Schuller Industrieentsorgung AG. Incorporated by reference to Exhibit 10.2 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.3 Personnel Services Contract between RC Consultants AS and Marine Shuttle Operations AS dated February 26, 1998. Incorporated by reference to
      Exhibit 10.3 the Registrant's Registration on Form S-1, File No.
      333-58465.

10.4 Accounting Services Contract between RC Consultants AS and Marine Shuttle Operations AS dated February 26, 1998. Incorporated by reference to
      Exhibit 10.4 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.5 Amended and Restated Loan Agreement, dated as of December 31, 1999, between the Registrant and ValorInvest Ltd. (including promissory note dated as of December 31, 1999). Incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.6 Marketing Agreement between Marine Shuttle Operations AS and Thyssen Stahlunion GmbH, dated April 14, 1998. Incorporated by reference to
      Exhibit 10.6 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.7  The Registrant's 1998 Stock Option Plan. Incorporated by reference to
      Exhibit 10.7 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.8 Employment Agreement, dated as of June 1, 1998, between the Registrant and Franz Eder (incorporated by reference to Exhibit 10.8 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated April 10, 2000 (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the quarter ended March 31, 2000).

10.9 Employment Agreement, dated as of April 14, 1998, between the Registrant and Iqbal Akram (incorporated by reference to Exhibit 10.9 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated April 10, 2000 (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the quarter ended March 31,
      2000).

10.10 Lease, dated October 15, 2000, by and between Marine Shuttle Operations AS and RC Gruppen ASA. Incorporated by reference to Exhibit 10 to the Registrant's Form 10-Q for the quarter ended September 30, 2000.

10.11 Loan Agreement, dated May 13, 1998, between the Registrant and Marine Shuttle Operations AS. Incorporated by reference to Exhibit 10.12 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.12 Credit Agreement, dated February 17, 2000 between the Registrant and MFC Merchant Bank, S.A. Incorporated by reference to Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.13 Agreement, dated as of February 8, 2000, among the Registrant, Mancorp AS, and Stephen Adshead. Incorporated by reference to Exhibit 10.14 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.14 Addendum No. 1 to Intellectual Property Agreement among Gunnar Foss, Per Bull Haugsoen, Marine Shuttle Operations AS, and Marine Shuttle Operations Inc. Incorporated by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.15 Frame Agreement for Procurement Services between Marine Shuttle Operations AS and Thyssen Stahlunion GmbH (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.16 Loan Agreement (including promissory note) between Marine Shuttle Operations AS and Statens naerings og distriktsutviklingsfond (the Norwegian Industrial and Regional Development Fund). Incorporated by reference by Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

10.17 Royalty Agreement, dated June 23, 2000 between the Registrant and Mr. Gunnar Foss. Incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the quarter ended June 30, 2000.

10.18 Loan Agreement, dated July 26, 2000 between the Registrant and Mr. Holger Timm (including promissory note dated July 26, 2000). Incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the quarter ended June 30, 2000.

 21.  List of the Registrant's Subsidiaries.

23.1  Consent of Ernst & Young LLP

23.2  Consent of Deloitte & Touche

 27.  Financial Data Schedule

99.1 Statement of Approval from Det Norske Veritas AS regarding the technical feasibility of the Offshore Shuttle concept. Incorporated by reference to
      Exhibit 99.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

99.2 Engagement letter, dated October 26, 1998, between the Registrant and MFC Merchant Bank S.A. (incorporated by reference to Exhibit 99.2 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated June 7, 2000 (incorporated by reference to Exhibit
      99.1 of the Registrant's Form 10-Q for the quarter ended June 30, 2000).

-----------

Item 17. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

      The undersigned Registrant hereby undertakes that it will:

            (1) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

            (2) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 22, 2000.

                                 MARINE SHUTTLE OPERATIONS INC.


                                 By: /s/ Franz Eder
                                     ----------------
                                         Franz Eder, President
                                         (Principal Executive Officer)


                                 By: /s/ Iqbal Akram
                                     ----------------
                                         Iqbal Akram, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Franz Eder, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

     Signature                      Title                          Date
     ---------                      -----                          ----


/s/ Franz Eder                    Director                  November 22, 2000
-------------------
Franz Eder


/s/ Iqbal Akram                   Director                  November 22, 2000
-------------------
Iqbal Akram


/s/ Jurgen Ternieden              Director                  November 22, 2000
-------------------
Jurgen Ternieden


/s/ Stephen Adshead               Director                  November 22, 2000
-------------------
Stephen Adshead


/s/ Hurbert Besner                Director                  November 22, 2000
-------------------
Hurbert Besner

                                  INDEX TO EXHIBITS

Exhibit                               Document                              Page
-------                               --------                              ----

 2.1 Stock Purchase Agreement, dated February 19, 1998, between the Registrant and Franz Eder. Incorporated by reference to
        Exhibit 2.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

 3.1    Articles of Incorporation of the Registrant, as amended.
        Incorporated by reference to Exhibit 3.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

 3.2 Amended and Restated By-laws of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Registration on Form S-1, File No. 333-58465.

 4.1    Form of Common Stock Certificate. Incorporated by reference to
        Exhibit 4.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.1 Head License Agreement between Marine Shuttle Operations AS and Offshore Shuttle AS dated March 31, 1998, amended as of September 1, 1998 and as of November 20, 1998. Incorporated by reference to Exhibit 10.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.2 Co-operation Agreement between Marine Shuttle Operations AS and Schuller Industrieentsorgung AG. Incorporated by reference to Exhibit 10.2 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.3    Personnel Services Contract between RC Consultants AS and
        Marine Shuttle Operations AS dated February 26, 1998.
        Incorporated by reference to Exhibit 10.3 the Registrant's Registration on Form S-1, File No. 333-58465.

10.4 Accounting Services Contract between RC Consultants AS and Marine Shuttle Operations AS dated February 26, 1998.
        Incorporated by reference to Exhibit 10.4 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.5 Amended and Restated Loan Agreement, dated as of December 31, 1999, between the Registrant and ValorInvest Ltd. (including promissory note dated as of December 31, 1999). Incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.6 Marketing Agreement between Marine Shuttle Operations AS and Thyssen Stahlunion GmbH, dated April 14, 1998. Incorporated by reference to Exhibit 10.6 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.7 The Registrant's 1998 Stock Option Plan. Incorporated by reference to Exhibit 10.7 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.8 Employment Agreement, dated as of June 1, 1998, between the Registrant and Franz Eder (incorporated by reference to Exhibit 10.8 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated April 10, 2000 (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the quarter ended March 31, 2000).

10.9 Employment Agreement, dated as of April 14, 1998, between the Registrant and Iqbal Akram (incorporated by reference to Exhibit 10.9 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated April 10, 2000 (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the quarter ended March 31, 2000).

10.10 Lease, dated October 15, 2000, by and between Marine Shuttle Operations AS and RC Gruppen ASA. Incorporated by reference to
        Exhibit 10 to the Registrant's Form 10-Q for the quarter ended September 30, 2000.

10.11 Loan Agreement, dated May 13, 1998, between the Registrant and Marine Shuttle Operations AS. Incorporated by reference to
        Exhibit 10.12 to the Registrant's Registration on Form S-1, File No. 333-58465.

10.12   Credit Agreement, dated February 17, 2000 between the
        Registrant and MFC Merchant Bank, S.A. Incorporated by reference to Exhibit 10.13 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.13 Agreement, dated as of February 8, 2000, among the Registrant, Mancorp AS, and Stephen Adshead. Incorporated by reference to
        Exhibit 10.14 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.14 Addendum No. 1 to Intellectual Property Agreement among Gunnar Foss, Per Bull Haugsoen, Marine Shuttle Operations AS, and Marine Shuttle Operations Inc. Incorporated by reference to
        Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

10.15   Frame Agreement for Procurement Services between Marine
        Shuttle Operations AS and Thyssen Stahlunion GmbH
        (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.16 Loan Agreement (including promissory note) between Marine Shuttle Operations AS and Statens naerings og distriktsutviklingsfond (the Norwegian Industrial and Regional Development Fund). Incorporated by reference by Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

10.17 Royalty Agreement, dated June 23, 2000 between the Registrant and Mr.

        Gunnar Foss. Incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the quarter ended June 30, 2000.

10.18 Loan Agreement, dated July 26, 2000 between the Registrant and Mr. Holger Timm (including promissory note dated July 26,
        2000). Incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the quarter ended June 30, 2000.

 21. List of the Registrant's Subsidiaries. Incorporated by reference to Exhibit 21 to the Registrant's Registration on Form S-1, file No. 333-58465

23.1    Consent of Ernst & Young LLP

23.2    Consent of Deloitte & Touche

 27.    Financial Data Schedule

99.1 Statement of Approval from Det Norske Veritas AS regarding the technical feasibility of the Offshore Shuttle concept.
        Incorporated by reference to Exhibit 99.1 to the Registrant's Registration on Form S-1, File No. 333-58465.

99.2    Engagement letter, dated October 26, 1998, between the
        Registrant and MFC Merchant Bank S.A. (incorporated by reference to Exhibit 99.2 to the Registrant's Registration on Form S-1, File No. 333-58465), amended by letter agreement dated June 7, 2000 (incorporated by reference to Exhibit 99.1 of the Registrant's Form 10-Q for the quarter ended June 30, 2000).